Exhibit 2.1
DISTRIBUTION AGREEMENT
by and among
ITT CORPORATION,
EXELIS INC.
and
XYLEM INC.
Dated as of [•], 2011

i

Page
Section 6.3. Access to Information; Certain Services; Expenses	43
Section 6.4. Notice Relating to Shared Contingent Liabilities; Disputes	44
Section 6.5. Cooperation with Governmental Entity	44
Section 6.6. Default	45

ARTICLE VII INDEMNIFICATION	45

Section 7.1. Release of Pre-Distribution Claims	45
Section 7.2. Indemnification by ITT	47
Section 7.3. Indemnification by Exelis	47
Section 7.4. Indemnification by Xylem	47
Section 7.5. Procedures for Indemnification	47
Section 7.6. Cooperation in Defense and Settlement	49
Section 7.7. Indemnification Payments	50
Section 7.8. Indemnification Obligations Net of Insurance Proceeds and Other Amounts	50
Section 7.9. Additional Matters; Survival of Indemnities	50

ARTICLE VIII PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE	51

Section 8.1. Preservation of Corporate Records	51
Section 8.2. Financial Statements and Accounting	51
Section 8.3. Provision of Corporate Records	53
Section 8.4. Witness Services	54
Section 8.5. Reimbursement; Other Matters	54
Section 8.6. Confidentiality	54
Section 8.7. Privilege Matters	55
Section 8.8. Ownership of Information	57
Section 8.9. Other Agreements	57

ARTICLE IX DISPUTE RESOLUTION	57

Section 9.1. Negotiation	57
Section 9.2. Mediation	57
Section 9.3. Arbitration	58
Section 9.4. Arbitration Period	58
Section 9.5. Treatment of Negotiations, Mediation and Arbitration	58
Section 9.6. Continuity of Service and Performance	59
Section 9.7. Consolidation	59

ARTICLE X INSURANCE	59

Section 10.1. Policies and Rights Included Within Assets	59
Section 10.2. Post-Effective Time Claims	60
Section 10.3. Administration; Other Matters	60
Section 10.4. Agreement for Waiver of Conflict and Shared Defense	61
Section 10.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts	61
Section 10.6. Directors and Officers Liability Insurance; Fiduciary Liability Insurance; Employment Practices Liability Insurance; Employed Lawyers Liability Insurance	61
Section 10.7. No Coverage for Post-Effective Occurrences	62
Section 10.8. Cooperation	62
Section 10.9. Excluded Policies	62
Section 10.10. ITT as General Agent and Attorney-In-Fact	62

List of Schedules

Schedule 1.1(8)	Asset Transfers
Schedule 1.1(20)	Continuing Arrangements
Schedule 1.1(24)(ii)	Defense Divisions
Schedule 1.1(24)(iii)	Certain Specified Defense Assets
Schedule 1.1(24)(iv)	Defense Business Entities And Investments
Schedule 1.1(24)(v)	Defense Owned Real Property
Schedule 1.1(24)(vi)	Defense Leased Property
Schedule 1.1(24)(x)	Registered Intellectual Property to be Transferred to the Defense Group
Schedule 1.1(24)(xiv)	Defense Financial Assets
Schedule 1.1(29)(iv)	Specified Defense Liabilities
Schedule 1.1(29)(viii)	Sold, Transferred or Discontinued Defense Operations
Schedule 1.1(29)(xii)	Defense Litigation and Disputes
Schedule 1.1(61)	ITT Disclosure Sections
Schedule 1.1(64)(i)	ITT Retained Divisions
Schedule 1.1(64)(iii)	ITT Business Entities and Investments
Schedule 1.1(64)(iv)	ITT Owned Real Property
Schedule 1.1(64)(v)	ITT Leased Property
Schedule 1.1(64)(ix)	ITT Group Registered Intellectual Property
Schedule 1.1(64)(xiii)	ITT Financial Assets
Schedule 1.1(64)(xv)	Specified ITT Assets
Schedule 1.1(67)(iv)	Specified ITT Retained Liabilities
Schedule 1.1(67)(viii)	Sold, Transferred or Discontinued ITT Operations
Schedule 1.1(67)(xii)	ITT Retained Litigation and Disputes
Schedule 1.1(72)	License Agreements
Schedule 1.1(82)	Shared Contingent Liabilities
Schedule 1.1(83)	Specified Shared Expenses
Schedule 1.1(93)(ii)	Water Divisions
Schedule 1.1(93)(iii)	Certain Specified Water Assets
Schedule 1.1(93)(iv)	Water Business Entities And Investments
Schedule 1.1(93)(v)	Water Owned Real Property
Schedule 1.1(93)(vi)	Water Leased Property
Schedule 1.1(93)(x)	Registered Intellectual Property to be Transferred to the Water Group
Schedule 1.1(93)(xiv)	Water Financial Assets
Schedule 1.1(98)(iv)	Specified Water Liabilities
Schedule 1.1(98)(viii)	Sold, Transferred, or Discontinued Water Operations
Schedule 1.1(98)(xii)	Water Retained Litigation and Disputes
Schedule 2.2(a)	Transfers to Occur Post Distribution
Schedule 2.2(b)(i)	Transfers of Other Assets
Schedule 2.3(a)	Shared Contracts
Schedule 2.5	Intercompany Contracts
Schedule 2.10(a)	Defense and Water Guarantees where ITT is to Remain as Guarantor
Schedule 2.10(a)(i)	ITT Retained Liabilities for Which Exelis and Xylem Will be Removed as Guarantors
Schedule 2.10(a)(ii)	Defense Liabilities for Which ITT and Xylem Will be Removed as Guarantors
Schedule 2.10(a)(iii)	Water Liabilities for Which ITT and Exelis Will be Removed as Guarantors
Schedule 3.2(a)	ITT Directors

List of Schedules

Schedule 3.3(a)	ITT Officers
Schedule 3.5(d)	Principles to be Used in Connection With Preparing the Statement of Cash Detail and Cash Detail Accounting Principles
Schedule 3.5(g)	Statement of Cash Allocation Example
Schedule 5.1	No Solicit; No Hire
Schedule 5.4	Cooperation
Schedule 5.5	Periodic Meetings Designees
Schedule 5.6	Legacy Directors
Schedule 8.1(b)	Document Retention Policies
Schedule 8.2(c)	2011 Draft Report Date
Schedule 8.4	Witness Services
Schedule 10.1	Company Insurance Policies
Schedule 10.9	Excluded Policies
Schedule 11.5	Separation Expenses

List of Exhibits

Exhibit A	Benefits and Compensation Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement
Exhibit D	IP Assignments

v

Index of Other Defined Terms

Defined Term	Section
2013 Meetings	Section 5.6
Accountant	Section 3.5(f)
ACA	Section 5.8(a)
Agreement Disputes	Section 9.1
Annual Reports	Section 8.2(c)
Audited Party	Section 8.2(b)
Board	Recitals
Cash Allocation	Section 3.5(g)
Cash Detail Review Period	Section 3.5(e)
Code	Recitals
Consent Agreement	Section 5.8(a)
CPR	Section 9.2
Defense Discontinued Operation	Section 1.1(29)(viii)
Defense Divisions	Section 1.1(24)(ii)
Defense Entities	Section 1.1(24)(iv)
Defense Leases	Section 1.1(24)(vi)
Dispute Notice	Section 9.1
Disputed Item	Section 3.5(e)
Distribution Date Cash Balance	Section 3.5(d)
Exelis	Preamble
Final Judgment	Section 5.9(a)
Guaranty Release	Section 2.10(b)
Indemnifying Party	Section 7.5(a)
Indemnitee	Section 7.5(a)
Indemnity Payment	Section 7.8(a)
Internal Control Audit and Management Assessments	Section 8.2(a)
ITT	Preamble
ITT Discontinued Operation	Section 1.1(67)(viii)
ITT Retained Divisions	Section 1.1(64)(i)
ITT Retained Entities	Section 1.1(64)(iii)
ITT Retained Leases	Section 1.1(64)(v)
Legacy Director	Section 5.6
Liable Party	Section 2.9(b)
Managing Party	Section 6.2(a)
Mediation Period	Section 9.2
New York Courts	Section 11.18
Nova	Section 8.1(a)
Nuclear Policies	Section 10.3(d)
Other Parties’ Auditors	Section 8.2(b)
Other Party	Section 2.9(a)
Party	Preamble
Privilege	Section 8.7(a)
Privileged Information	Section 8.7(a)
Reallocation Payments	Section 3.5(d)
Response Letter	Section 3.5(e)
Restructuring	Section 2.2(a)

Defined Term	Section
Rules	Section 9.3
Separation Expenses	Section 11.5
Shared Contract	Section 2.3(a)
Specified Ancillary Agreements	Section 1.1(3)
Specified Defense Liabilities	Section 1.1(29)(iv)
Specified ITT Retained Liabilities	Section 1.1(67)(iv)
Specified Water Liabilities	Section 1.1(98)(iv)
Statement of Cash Allocation	Section 3.5(g)
Statement of Cash Detail	Section 3.5(d)
Statement Completion Date	Section 3.5(d)
Third Party Claim	Section 7.5(b)
Third Party Proceeds	Section 7.8(a)
Trademarks	Section 1.1(57)
Water Discontinued Operation	Section 1.1(98)(viii)
Water Divisions	Section 1.1(93)(ii)
Water Entities	Section 1.1(93)(iv)
Water Leases	Section 1.1(93)(vi)
White Plains Headquarters	Section 5.7(b)
Xylem	Preamble

DISTRIBUTION AGREEMENT
     DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2011, by and among ITT Corporation, an Indiana corporation (“ITT”), Exelis Inc., an Indiana corporation (“Exelis”) and Xylem Inc., an Indiana corporation (“Xylem”). Each of ITT, Exelis and Xylem is sometimes referred to herein as a “Party” and collectively, as the “Parties”. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.
W I T N E S S E T H:
     WHEREAS, ITT, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the ITT Retained Business (as defined herein) , (ii) the Defense Business (as defined herein) and (iii) the Water Business (as defined herein);
     WHEREAS, the Board of Directors of ITT (the “Board”) has determined that it is appropriate, desirable and in the best interests of ITT, its shareholders and its other constituents, to separate ITT into three separate, publicly traded companies, one for each of (i) the ITT Retained Business, which shall be owned and conducted, directly or indirectly, by ITT, (ii) the Defense Business, which shall be owned and conducted, directly or indirectly, by Exelis and (iii) the Water Business, which shall be owned and conducted, directly or indirectly, by Xylem;
     WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of ITT, its shareholders and other constituents (i) to enter into a series of transactions after giving effect to which (A) ITT and/or one or more of its Subsidiaries will, collectively, own all of the ITT Retained Assets (as defined herein) and assume (or retain) all of the ITT Retained Liabilities (as defined herein), (B) Exelis and/or one or more of its Subsidiaries will, collectively, own all of the Defense Assets and assume (or retain) all of the Defense Liabilities and (C) Xylem and/or one or more of its Subsidiaries will, collectively, own all of the Water Assets and assume (or retain) all of the Water Liabilities and (ii) for ITT to distribute to the holders of its common stock, par value $1 per share (“ITT Common Stock”), on a pro rata basis (in each case without consideration being paid by such shareholders) (A) all of the outstanding shares of common stock, par value $.01 per share, of Exelis (the “Exelis Common Stock”) and (B) all of the outstanding shares of common stock, par value $.01 per share, of Xylem (the “Xylem Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);
     WHEREAS, each of ITT, Exelis and Xylem has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and assign, as applicable, those Assets and Liabilities in respect of other current and former businesses and activities of ITT and its current and former Subsidiaries;
     WHEREAS, it is the intention of the Parties that each of the contributions of Assets to, and the assumption of Liabilities by, Exelis and Xylem together with the corresponding distribution of all of the Exelis Common Stock and the Xylem Common Stock, respectively, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code;
     WHEREAS, each of ITT, Exelis and Xylem has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and each

Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:
     (1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
     (2) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common or by reason of having been under common control of ITT or ITT’s shareholders prior to or, in case of ITT’s shareholders, after, the Effective Time.
     (3) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Transition Services Agreement, the Benefits and Compensation Matters Agreement, the Tax Matters Agreement, the License Agreements, the IP Assignments, the Master Lease Agreement and the Master Sublease Agreement (the Transition Services Agreement, the Benefits and Compensation Matters Agreement, the Tax Matters Agreement, the License Agreements, the IP Assignments, the Master Lease Agreement and the Master Sublease Agreement, collectively, the “Specified Ancillary Agreements”).
     (4) “Applicable Exelis Percentage” shall mean thirty-nine percent (39%).
     (5) “Applicable ITT Percentage” shall mean twenty-one percent (21%).
     (6) “Applicable Percentage” shall mean (i) as to ITT, the Applicable ITT Percentage, (ii) as to Exelis, the Applicable Exelis Percentage and (iii) as to Xylem, the Applicable Xylem Percentage.
     (7) “Applicable Xylem Percentage” shall mean forty percent (40%).
     (8) “Asset Transferors” shall mean the entities so identified on Schedule 1.1(8).

     (9) “Assets” shall mean assets, properties, claims, Intellectual Property and other rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent. Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Assets.
     (10) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.
     (11) “Benefits and Compensation Matters Agreement” shall mean the Benefits and Compensation Matters Agreement by and among ITT, Exelis and Xylem, in the form attached hereto as Exhibit A.
     (12) “Business” shall mean the ITT Retained Business, the Water Business or the Defense Business, as applicable.
     (13) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.
     (14) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.
     (15) “Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to ITT by Exelis or Xylem), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.
     (16) “Commission” shall mean the United States Securities and Exchange Commission.
     (17) “Company Policies” shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of ITT or any of its predecessors which relate to the ITT Retained Business, the Water Business or the Defense Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including the Policies identified on Schedule 10.1 hereto.
     (18) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, including any such Information that was acquired by any Party after the Effective Time pursuant to Section 2.6(d), Article VIII or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, except for any Information that is (i) in the public domain or known to the industry through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information.
     (19) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

     (20) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(20) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time as expressly set forth in the Transition Services Agreement; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to Third Party Agreements.
     (21) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
     (22) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.
     (23) “Defense Asset Transferees” shall mean the entities so identified on Schedule 1.1(8).
     (24) “Defense Assets” shall mean those Assets that are owned, leased or licensed at or prior to the Effective Time, by ITT and/or any of its Subsidiaries, relating primarily to, used primarily in, or arising primarily from, the Defense Business; provided that no Assets used by more than one Business shall be deemed to be Defense Assets solely because the Defense Business represents the greatest percentage of ITT’s revenues, profits or employees or otherwise is the primary user of such Assets on account thereof, and shall include:
     (i) any and all Assets reflected on the Exelis Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Exelis or any member of the Defense Group subsequent to the date of the Exelis Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Exelis Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Exelis Balance Sheet;
     (ii) all Assets of the divisions set forth on Schedule 1.1(24)(ii) (such divisions, the “Defense Divisions”) relating primarily to, used primarily in, or arising primarily from, the Defense Business;
     (iii) the Assets set forth on Schedule 1.1(24)(iii) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Exelis or any other member of the Defense Group;
     (iv) the ownership interests in those Business Entities set forth on Schedule 1.1(24)(iv) (such entities, the “Defense Entities”);

     (v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(24)(v), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;
     (vi) all right, title and interest in, to and under the leases or subleases of real property set forth on Schedule 1.1(24)(vi) (the “Defense Leases”), including, to the extent provided for in the Defense Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;
     (vii) to the extent not provided in clauses (v) and (vi) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property located at a physical site of which the ownership or leasehold interest remains with or is being Transferred to a member of the Defense Group, except as otherwise expressly provided in this Agreement or in the Transition Services Agreement;
     (viii) all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Defense Business;
     (ix) all Defense Contracts and any rights or claims arising thereunder;
     (x) all Intellectual Property relating primarily to, used primarily in, or arising primarily from, the Defense Business, including the registrations and applications set forth on Schedule 1.1(24)(x), subject, as applicable, to any License Agreement;
     (xi) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the Defense Business;
     (xii) all Information (including information used in creating the Exelis Form 10) relating primarily to, used primarily in, or arising primarily from, the Defense Business; provided, however, that to the extent any Information used in the Defense Business is (A) commingled with information used in the ITT Retained Business or the Water Business or (B) recorded in the ITT Group’s or the Water Group’s electronic systems, stored in facilities owned or leased by the ITT Group or the Water Group or stored in third party storage facilities pursuant to storage arrangements to which the ITT Group and/or the Water Group is party as of the Effective Time, then (1) the original version of such Information: in the event of clause (A) of this Section 1.1.24 (xii), shall be retained by ITT in accordance with Schedule 8.1(b) hereto and all Parties shall have equal rights to use such information and in the event of clause (B) of this Section 1.1.24(xii), shall remain in such electronic systems or storage facilities, as applicable, and be retained in accordance with Schedule 8.1(b), (2) Exelis shall have the right to access such Information and make reasonable copy thereof and (3) any such copy shall be included in the Defense Assets; provided, further, with respect to clauses (A) and (B) of this Section 1.1.24(xii), that to the extent such copy shall not have been made prior to the Effective Time, subject to the reimbursement of the actual out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by the Party retaining the original version of such Information in providing access to such Information and to the provisions of this Agreement, Exelis shall have the right to access such Information and make such copy at any time following the Effective Time and such copy shall be included in the Defense Assets;
     (xiii) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Defense Business;
     (xiv) all bonds, notes, debentures or other debt securities issued by any Person, all loans, advances or other extensions of credit or capital contributions to any Person and all other investments in securities of any Person, in each case set forth on Schedule 1.1(24)(xiv);
     (xv) subject to Article X, any rights of any member of the Defense Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided, that ownership of the Company Policies shall remain with the ITT Group; and
     (xvi) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that ITT and/or any of its Subsidiaries may have with respect to any Defense Assets or Defense Liabilities.
     Notwithstanding the foregoing, the Defense Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the ITT Group or the Water Group, as the case may be, including any Assets (A) specified in clauses (i) through (xvi) of the definition of ITT Retained Assets, or (B) specified in clauses (i) through (xvi) of the definition of Water Assets.
     (25) “Defense Business” shall mean the businesses conducted through the Electronic Systems, Geospatial Systems, Information Systems and Mission Systems segments of ITT prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the Defense Entities and the Defense Divisions, (ii) any other division, Subsidiary, line of business or investment of ITT or any of its Subsidiaries managed or operated prior to the Effective Time by any Defense Entity, unless such other division, Subsidiary, line of business or investment is an ITT Retained Entity, an ITT Retained Division, a Water Entity or a Water Division and (iii) those business entities acquired or established by or for Exelis or any of the Subsidiaries thereof after the Effective Time.
     (26) “Defense Contracts” shall mean the following Contracts to which ITT or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the ITT Group or the Water Group to the Defense Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the ITT Group or the Water

Group, in each case, pursuant to any provision of this Agreement or any Specified Ancillary Agreement:
     (i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Defense Group;
     (ii) any Contract that relates primarily to the Defense Business, including any contract providing for the acquisition or disposition of a Business Entity or Assets (other than in the ordinary course of business) used in the Defense Business;
     (iii) any Contract that represents or underlies the Defense Assets or Defense Liabilities;
     (iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Defense Group; and
     (v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Defense Group.
     (27) “Defense Group” shall mean Exelis and each Person that is a direct or indirect Subsidiary of Exelis immediately after the Effective Time, and each Person that becomes a Subsidiary of Exelis after the Effective Time, and shall include the Defense Entities.
     (28) “Defense Indemnitees” shall mean each member of the Defense Group and each of their respective Affiliates from and after the Effective Time and each member of the Defense Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
     (29) “Defense Liabilities” shall mean any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the Defense Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Defense Group); (b) the operation or conduct of any business conducted by any member of the Defense Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Defense Group); or (c) any Defense Assets, whether arising prior to, on or after the Effective Time, including:
     (i) any and all Liabilities reflected on the Exelis Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Exelis or any member of the Defense Group subsequent to the date of the Exelis Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Exelis Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Exelis Balance Sheet;
     (ii) any Liabilities to the extent relating to, arising out of or resulting from, the Defense Contracts;

     (iii) the Applicable Exelis Percentage of any Shared Contingent Liability;
     (iv) the liabilities set forth on Schedule 1.1(29)(iv) (the “Specified Defense Liabilities”);
     (v) any Liabilities assumed or retained by the Defense Group pursuant to this Agreement or the Ancillary Agreements;
     (vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the Defense Business of the Intellectual Property of any other Person or breach by the Defense Business of any Contract relating to Intellectual Property;
     (vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation of any Environmental Laws by the Defense Group, any Defense Discontinued Operation or the conduct of the Defense Business, (B) use, treatment, or disposal of Materials of Environmental Concern by or on behalf of the Defense Group, any Defense Discontinued Operation or in the conduct of the Defense Business, or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Defense Assets or any Defense Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is an ITT Retained Asset or a Water Asset pursuant to this Agreement, shall not be Defense Liabilities but shall instead be, respectively, ITT Retained Liabilities and Water Liabilities;
     (viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of ITT or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the Defense Entities and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(29)(viii), unless such division, Subsidiary, line of business or investment is listed on Schedule 1.1(67)(viii) or Schedule 1.1(98)(viii) (each such division, Subsidiary, line of business or investment, a “Defense Discontinued Operation”);
     (ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Defense Business by any Business Entity that is an ITT Retained Entity or a Water Entity under this Agreement but has conducted the Defense Business at any time prior to the Effective Time;
     (x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the Exelis Form 10 or the Exelis Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Exelis Form 10, the Exelis Offering Memorandum and any other Disclosure Documents filed by Exelis in connection with the Distribution or as contemplated by this Agreement, other than with respect to the ITT Disclosure Sections;
     (xi) Specified Shared Expenses to the extent provided in Section 5.3; and

     (xii) any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(29)(xii).
     Notwithstanding the foregoing, the Defense Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the ITT Group or the Water Group, as the case may be, including any Liabilities specified (1) in the definition of ITT Retained Liabilities, including clauses (i) through (xii) thereof, or (2) in clauses (i) through (xii) of the definition of Water Liabilities, or (B) discharged pursuant to Section 2.4 of this Agreement.
     (30) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) or other document filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.
     (31) “Distribution” shall mean, collectively, the Exelis Distribution and the Xylem Distribution.
     (32) “Distribution Agent” shall mean The Bank of New York Mellon.
     (33) “Distribution Date” shall mean the date on which ITT distributes all of the issued and outstanding shares of Exelis Common Stock and Xylem Common Stock to the holders of ITT Common Stock.
     (34) “Distribution Record Date” shall mean such date as may be determined by ITT’s Board as the record date for the Distribution.
     (35) “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.
     (36) “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, or protection against harmful or deleterious substances.
     (37) “Excluded Policies” shall mean the Policies listed on Schedule 10.9.
     (38) “Exelis Balance Sheet” shall mean the pro forma balance sheet of the Defense Group, including the notes thereto, as of June 30, 2011, included in the Exelis Form 10.
     (39) “Exelis Offering Memorandum” shall mean the offering memorandum, dated September [•], 2011, relating to the private offering by Exelis Inc. of senior unsecured notes.
     (40) “Exelis Common Stock” shall have the meaning set forth in the recitals hereto.
     (41) “Exelis Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of ITT Common Stock as of the Distribution Record Date of the Exelis Common Stock owned by ITT on the basis of one (1) share of Exelis Common Stock for each outstanding share of ITT Common Stock.

     (42) “Exelis Form 10” shall mean the registration statement on Form 10 (Registration No. 001-35228) filed by Exelis with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the Exelis Distribution, including any amendment or supplement thereto.
     (43) “Exelis Information Statement” shall mean the Information Statement attached as an exhibit to the Exelis Form 10 to be sent to the holders of shares of ITT Common Stock in connection with the Exelis Distribution, including any amendment or supplement thereto.
     (44) “Exelis Target Cash Balance” shall mean $200 million.
     (45) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.
     (46) “Financing Arrangements” shall mean (i) the senior unsecured notes to be issued by each of Exelis and Xylem on or prior to the Distribution Date and (ii) the four-year unsecured senior revolving credit facilities to be entered into by each of Exelis and Xylem on or prior to the Distribution Date.
     (47) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
     (48) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.
     (49) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
     (50) “Group” shall mean (i) with respect to ITT, the ITT Group, (ii) with respect to Exelis, the Defense Group and (iii) with respect to Xylem, the Water Group.
     (51) “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.
     (52) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any lien on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v)

all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).
     (53) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages awarded by a court of competent jurisdiction in connection with a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim)) and/or Liabilities or requirements related to Taxes.
     (54) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information, communications, correspondence, materials, product literature, artwork, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information.
     (55) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.
     (56) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.
     (57) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and

(vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing prior to the Effective Time.
     (58) “IP Assignments” shall mean the patent assignments, trademark assignments, copyright assignments and domain name assignments substantially in the form of Exhibit D, to be effective on the Distribution Date.
     (59) “ITT Asset Transferee” shall mean the entities so identified on Schedule 1.1(8).
     (60) “ITT Common Stock” shall mean the issued and outstanding shares of common stock of ITT, par value $1 per share.
     (61) “ITT Disclosure Sections” means all information set forth in or omitted from the Exelis Form 10, the Xylem Form 10, the Exelis Offering Memorandum or the Xylem Offering Memorandum, to the extent identified on Schedule 1.1(61).
     (62) “ITT Group” shall mean ITT and each Person that is a direct or indirect Subsidiary of ITT immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of ITT after the Effective Time, and shall include the ITT Retained Entities.
     (63) “ITT Indemnitees” shall mean each member of the ITT Group and each of their respective Affiliates from and after the Effective Time and each member of the ITT Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
     (64) “ITT Retained Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by ITT and/or any of its Subsidiaries, that are not Defense Assets or Water Assets, including:
     (i) all Assets of the divisions of ITT set forth on Schedule 1.1(64)(i) (such divisions, the “ITT Retained Divisions”);
     (ii) any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be remain with ITT or any other member of the ITT Group;
     (iii) the ownership interests in those Business Entities that are set forth on Schedule 1.1(64)(iii) (such entities, the “ITT Retained Entities”);
     (iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(64)(iv), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;
     (v) all right, title and interest in, to and under the leases or subleases of real property set forth on Schedule 1.1(64)(v) (the “ITT Retained Leases”), including, to the extent provided for in any ITT Retained Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;
     (vi) to the extent not provided in clauses (iv) and (v) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property located at a physical site of which the ownership or leasehold interest is not being Transferred to a member of the Defense Group or the Water Group, except as otherwise expressly provided in this Agreement or in the Transition Services Agreement;
     (vii) all inventories, including products, goods, materials, parts, raw materials, work in process and supplies;
     (viii) all ITT Retained Contracts and any rights or claims arising thereunder;
     (ix) all Intellectual Property, including the registrations and applications set forth on Schedule 1.1(64)(ix), subject, as applicable, to any License Agreement;
     (x) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;
     (xi) all Information; provided, however, that to the extent any Information used in the ITT Retained Business is (A) commingled with information used in the Defense Business or the Water Business, the original version of such Information shall be retained by ITT in accordance with Schedule 8.1(b) hereto, all Parties shall have equal rights to use such information and each of Exelis and Xylem shall have the right to access such Information and make reasonable copy thereof, which copy shall be included in the Defense Assets or Water Assets, as the case may be or (B) stored in facilities owned or leased by the Defense Group or the Water Group or stored in third party storage facilities pursuant to storage arrangements with the Defense Group or the Water Group, the original version of such Information shall remain in such storage facilities and be retained in accordance with Schedule 8.1(b), ITT shall have the right to access such Information and make reasonable copy thereof and any such copy shall be included in the ITT Retained Assets; provided, further, with respect to clause (B) of this Section 1.1.64(xi), that to the extent such copy shall not have been made prior to the Effective Time, subject to the reimbursement of the actual out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by the Party retaining the original version of such Information in providing access to such Information and to the provisions of this Agreement, ITT shall have the right to access such Information and make such copy at any time following the Effective Time and such copy shall be included in the ITT Retained Assets;
     (xii) all deposits, prepaid expenses, letters of credit and performance and surety bonds;
     (xiii) all bonds, notes, debentures or other debt securities issued by any Person, all loans, advances or other extensions of credit or capital contributions to any Person and all other investments in securities of any Person set forth on Schedule 1.1(64)(xiii);
     (xiv) subject to Article X, any rights of any member of the ITT Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution;
     (xv) the Assets set forth on Schedule 1.1(64)(xv); and
     (xvi) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that ITT and/or any of its Subsidiaries may have with respect to any ITT Retained Assets and ITT Retained Liabilities.
     Notwithstanding the foregoing, the ITT Retained Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be Transferred to any member of the Defense Group or the Water Group, as the case may be, including any Assets (A) specified in clauses (i) through (xvi) of the definition of Defense Assets or (B) specified in clauses (i) through (xvi) of the definition of Water Assets.
     (65) “ITT Retained Business” shall mean the businesses of (i) the ITT Retained Entities and the ITT Retained Divisions, (ii) any other division, Subsidiary, line of business or investment managed or operated by ITT or any of its Subsidiaries prior to the Effective Time, including the businesses conducted through the Control Technologies, Interconnect Solutions, Motion Technologies and Industrial Process segments of ITT prior to the Effective Time, unless such other division, Subsidiary, line of business or investment is included in the definitions of Defense Business or Water Business and (iii) those business entities acquired or established by or for ITT or any of the Subsidiaries thereof after the Effective Time.
     (66) “ITT Retained Contracts” shall mean any Contracts to which ITT or any of its Subsidiaries (other than members of the Defense Group or the Water Group) is a party as of the date hereof or becomes a party prior to the Effective Time or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof that is a Defense Contract or a Water Contract, including:
     (i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the ITT Group;
     (ii) any Contract that relates primarily to the ITT Retained Business, including any contract providing for the acquisition or disposition of a Business Entity or Assets (other than in the ordinary course of business) used in the ITT Retained Business;
     (iii) any Contract that represents or underlies the ITT Retained Assets or ITT Retained Liabilities;
     (iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the ITT Group; and
     (v) guarantee, indemnity, representation or warranty of or in favor of any member of the ITT Group.
     (67) “ITT Retained Liabilities” shall mean any and all Liabilities of the ITT Group that are not Defense Liabilities or Water Liabilities, including:

     (i) any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the ITT Retained Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the ITT Group); (b) the operation or conduct of any business conducted by any member of the ITT Group at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the ITT Group); or (c) any ITT Retained Assets, whether arising prior to, on or after the Effective Time;
     (ii) any Liabilities to the extent relating to, arising out of or resulting from, the ITT Retained Contracts;
     (iii) the Applicable ITT Percentage of any Shared Contingent Liability;
     (iv) the liabilities set forth on Schedule 1.1(67)(iv) (the “Specified ITT Retained Liabilities”);
     (v) any Liabilities assumed or retained by the ITT Group pursuant to this Agreement or the Ancillary Agreements;
     (vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the ITT Retained Business of the Intellectual Property of any other Person or breach by the ITT Retained Business of any Contract relating to Intellectual Property;
     (vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation of any Environmental Laws by the ITT Group, any ITT Discontinued Operation or the conduct of the ITT Retained Business, (B) use, treatment, or disposal of Materials of Environmental Concern by or on behalf of the ITT Group, any ITT Discontinued Operation or in the conduct of the ITT Retained Business, or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any ITT Retained Assets or any ITT Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is a Defense Asset or a Water Asset pursuant to this Agreement, shall not be ITT Retained Liabilities but shall instead be, respectively, Defense Liabilities and Water Liabilities;
     (viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment managed or operated by ITT or any of its Subsidiaries at any time prior to the Effective Time and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(67)(viii), unless such division, Subsidiary, line of business or investment is included in Schedule 1.1(29)(viii) or Schedule 1.1(98)(viii) (each such division, Subsidiary, line of business or investment, an “ITT Discontinued Operation”);

     (ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the ITT Retained Business by any Business Entity that is an Defense Entity or a Water Entity under this Agreement but has conducted the ITT Retained Business at any time prior to the Effective Time;
     (x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the ITT Disclosure Sections;
     (xi) Specified Shared Expenses to the extent provided in Section 5.3; and
     (xii) any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(67)(xii).
     Notwithstanding the foregoing, the ITT Retained Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Defense Group or the Water Group, as the case may be, including any Liabilities specified (1) in clauses (i) through (xii) of the definition of Defense Liabilities or (2) in clauses (i) through (xii) of the definition of Water Liabilities or (B) expressly discharged pursuant to Section 2.4 of this Agreement.
     (68) “ITT Target Cash Balance” shall mean $600 million.
     (69) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.
     (70) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.
     (71) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in the Wall Street Journal.
     (72) “License Agreements” shall mean the agreements set forth on Schedule 1.1(72).
     (73) “Master Lease Agreement” shall mean the Master Lease Agreement by and among each of the landlords and tenants party thereto, dated as of [•], 2011.

     (74) “Master Sublease Agreement” shall mean the Master Sublease Agreement by and between each of the sublessors and sublessees party thereto, dated as of [•], 2011.
     (75) “Materials of Environmental Concern” shall mean: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.
     (76) “NYSE” shall mean the New York Stock Exchange.
     (77) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
     (78) “Plan of Separation” shall have the meaning set forth in the recitals.
     (79) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.
     (80) “Records” shall mean any Contracts, documents, books, records or files.
     (81) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
     (82) “Shared Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(82).
     (83) “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(83) and shall be shared in the manner specified in Section 5.3.
     (84) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.
     (85) “Tax” shall have the meaning set forth in the Tax Matters Agreement.
     (86) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Matters Agreement.

     (87) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and among ITT, Exelis and Xylem, in the form attached hereto as Exhibit B.
     (88) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
     (89) “Third Party Agreements” shall mean any of the following Contracts, arrangements, course of dealings or understandings:
     (i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party hereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Water Assets or Water Liabilities, Defense Assets or Defense Liabilities or ITT Retained Assets or ITT Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and
     (ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of ITT, Exelis or Xylem, as the case may be, is a Party.
     (90) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.
     (91) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and among ITT, Exelis and Xylem, in the form attached hereto as Exhibit C.
     (92) “Water Asset Transferee” shall mean the entities so identified on Schedule 1.1(8).
     (93) “Water Assets” shall mean those Assets that are owned, leased or licensed, at or prior to the Effective Time, by ITT and/or any of its Subsidiaries, relating primarily to, used primarily in, or arising primarily from, the Water Business, and shall include:
     (i) any and all Assets reflected on the Xylem Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Xylem or any member of the Water Group subsequent to the date of the Xylem Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Xylem Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Xylem Balance Sheet;
     (ii) all Assets of the divisions of ITT set forth on Schedule 1.1(93)(ii) (such divisions, the “Water Divisions”) relating primarily to, used primarily in, or arising primarily from, the Water Business;
     (iii) the Assets set forth on Schedule 1.1(93)(iii) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Xylem or any other member of the Water Group;

     (iv) the ownership interests in those Business Entities set forth on Schedule 1.1(93)(iv) (such entities, the “Water Entities”);
     (v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(93)(v), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;
     (vi) all rights, title and interest in, and to and under the leases or subleases of real property set forth on Schedule 1.1(93)(vi) (the “Water Leases”) including, to the extent provided for in the Water Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances;
     (vii) to the extent not provided in clauses (v) and (vi) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property located at a physical site of which the ownership or leasehold interest remains with or is being Transferred to a member of the Water Group, except as otherwise expressly provided in this Agreement or in the Transition Services Agreement;
     (viii) all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Water Business;
     (ix) all Water Contracts and any rights or claims arising thereunder;
     (x) all Intellectual Property relating primarily to, used primarily in, or arising primarily from, the Water Business, including the registrations and applications set forth on Schedule 1.1(93)(x), subject, as applicable, to any License Agreement;
     (xi) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the Water Business;
     (xii) all Information (including information used in creating the Xylem Form 10) relating primarily to, used primarily in, or arising primarily from, the Water Business; provided, however, that to the extent any Information used in the Water Business is (A) commingled with information used in the Water Business or the ITT Retained Business or (B) recorded in the ITT Group’s or Defense Group’s electronic systems, stored in facilities owned or leased by the Defense Group or the ITT Group or stored in third party storage facilities pursuant to storage arrangements with the Defense Group or the ITT Group, then (1) the original version of such Information: in the event of clause (A) of this Section 1.1.93(xii), shall be retained by ITT in accordance with Schedule 8.1(b) hereto and all Parties shall have equal rights to use such information and in the event of clause (B) of this Section 1.1.93(xii), shall remain in such electronic systems or storage facilities, as applicable, and be retained in accordance with Schedule 8.1(b), (2) Xylem shall have the right to access such Information and make reasonable copy thereof and (3) any such copy shall be included in the Water Assets; provided, further, with respect to clauses (A) and (B) of this Section 1.1.93(xii), that to the extent such copy shall not have been made prior to the Effective Time, subject to the reimbursement of the actual out-of-

pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by the Party retaining the original version of such Information in providing access to such Information and to the provisions of this Agreement, Xylem shall have the right to access such Information and make such copy at any time following the Effective Time and such copy shall be included in the Water Assets;
     (xiii) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Water Business;
     (xiv) all bonds, notes, debentures or other debt securities issued by any Person, all loans, advances or other extensions of credit or capital contributions to any Person and all other investments in securities of any Person set forth on Schedule 1.1(93)(xiv);
     (xv) subject to Article X, any rights of any member of the Water Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the ITT Group; and
     (xvi) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that ITT and/or any of its Subsidiaries may have with respect to any Water Assets and Water Liabilities.
     Notwithstanding the foregoing, the Water Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Defense Group or the ITT Group, as the case may be, including any Assets (A) specified in clauses (i) through (xvi) of the definition of Defense Assets or (B) specified in clauses (i) through (xvi) of the definition of ITT Retained Assets.
     (94) Water Business” shall mean the businesses conducted through the Residential & Commercial Water, Water & Wastewater, Analytics and Flow Control segments of ITT prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the Water Entities and the Water Divisions, (ii) any other division, Subsidiary, line of business or investment of ITT or any of its Subsidiaries managed or operated prior to the Effective Time by any Water Entity, unless such other division, Subsidiary, line of business or investment is a Defense Entity, a Defense Division an ITT Retained Entity or an ITT Retained Division and (iii) those business entities acquired or established by or for Xylem or any of the Subsidiaries thereof after the Effective Time.
     (95) “Water Contracts” shall mean the following Contracts to which ITT or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the ITT Group or the Defense Group to the Water Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the ITT Group or the Defense Group, in each case, pursuant to any provision of this Agreement or any Specified Ancillary Agreement:
     (i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Water Group;
     (ii) any Contract that relates primarily to the Water Business, including any contract providing for the acquisition or disposition of a Business Entity or Assets (other than in the ordinary course of business) used in the Water Business;
     (iii) any Contract that represents or underlies the Water Assets or Water Liabilities;
     (iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Water Group; and
     (v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Water Group.
     (96) “Water Group” shall mean Xylem and each Person that is a direct or indirect Subsidiary of Xylem immediately after the Effective Time, and each Person that becomes a Subsidiary of Xylem after the Effective Time, and shall include the Water Entities.
     (97) “Water Indemnitees” shall mean each member of the Water Group and each of their respective Affiliates from and after the Effective Time and each member of the Water Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
     (98) “Water Liabilities” shall mean any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the Water Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Water Group); (b) the operation or conduct of any business conducted by any member of the Water Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Water Group); or (c) any Water Assets, whether arising prior to, at or after the Effective Time, including:
     (i) any and all Liabilities reflected on the Xylem Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Xylem or any member of the Water Group subsequent to the date of the Xylem Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Xylem Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Xylem Balance Sheet;
     (ii) any Liabilities to the extent relating to, arising out of or resulting from, the Water Contracts;

     (iii) the Applicable Xylem Percentage of any Shared Contingent Liability;
     (iv) The liabilities set forth on Schedule 1.1(98)(iv) (the “Specified Water Liabilities”);
     (v) any Liabilities assumed or retained by the Water Group pursuant to this Agreement or the Ancillary Agreements;
     (vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the Water Business of the Intellectual Property of any other Person or breach by the Water Business of any Contract relating to Intellectual Property;
     (vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation of any Environmental Laws by the Water Group, any Water Discontinued Operation or the conduct of the Water Business, (B) use, treatment, or disposal of Materials of Environmental Concern by or on behalf of the Water Group, any Water Discontinued Operation or in the conduct of the Water Business, or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Water Assets or any Water Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is a Defense Asset or an ITT Retained Asset pursuant to this Agreement, shall not be Water Liabilities but shall instead be, respectively, Defense Liabilities and ITT Retained Liabilities;
     (viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of ITT or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the Water Entities and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(98)(viii), unless such division, Subsidiary, line of business or investment is listed on Schedule 1.1(29)(viii) or Schedule 1.1(67)(viii) (each such division, Subsidiary, line of business or investment, a “Water Discontinued Operation”);
     (ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Water Business by any Business Entity that is an ITT Retained Entity or a Defense Entity under this Agreement but has conducted the Water Business at any time prior to the Effective Time;
     (x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the Xylem Form 10 or the Xylem Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Xylem Form 10, the Xylem Offering Memorandum and any other Disclosure Documents filed by Xylem in connection with the Distribution or as contemplated by this Agreement, other than with respect to the ITT Disclosure Sections;
     (xi) Specified Shared Expenses to the extent provided in Section 5.3; and

     (xii) any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(98)(xii).
     Notwithstanding the foregoing, the Water Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Defense Group or the ITT Group, as the case may be, including any Liabilities specified (1) in clauses (i) through (xii) of the definition of Defense Liabilities or (2) in the definition of ITT Retained Liabilities, including clauses (i) through (xii) thereof, or (B) discharged pursuant to Section 2.4 of this Agreement.
     (99) “Xylem Balance Sheet” shall mean the pro forma balance sheet of the Water Group, including the notes thereto, as of June 30, 2011, as filed with the Xylem Form 10.
     (100) “Xylem Offering Memorandum” shall mean the offering memorandum, dated September [•], 2011, relating to the private offering by Xylem Inc. of senior unsecured notes.
     (101) “Xylem Common Stock” shall have the meaning set forth in the recitals hereto.
     (102) “Xylem Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of ITT Common Stock as of the Distribution Record Date of the Xylem Common Stock owned by ITT on the basis of one (1) share of Xylem Common Stock for each outstanding share of ITT Common Stock.
     (103) “Xylem Form 10” shall mean the registration statement on Form 10 (Registration No. 001-35229) filed by Water with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the Xylem Distribution, including any amendment or supplement thereto.
     (104) “Xylem Information Statement” shall mean the Information Statement attached as an exhibit to the Xylem Form 10 to be sent to the holders of shares of ITT Common Stock in connection with the Xylem Distribution, including any amendment or supplement thereto
     (105) “Xylem Target Cash Balance” shall mean $200 million.
     Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II
THE SEPARATION
     Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof. It is the intent of the Parties that after consummation of the transactions contemplated hereby ITT shall have been restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.6, (i) ITT shall own the equity interests of all the ITT Retained Entities (other than ITT), all of ITT’s and its Subsidiaries’ right, title and interest in and to the ITT Retained Assets shall be owned or held by the ITT Group, the ITT Retained Business shall be conducted by the ITT Group and all of the ITT Retained Liabilities shall be Assumed directly or indirectly by (or remain with) the ITT Group, (ii) Exelis shall own the equity interests of all the Defense Entities (other than Exelis), all of ITT’s and its Subsidiaries’ right, title and interest in and to the Defense Assets shall be owned or held by the Defense Group, the Defense Business shall be conducted by the Defense Group and all of the Defense Liabilities shall be Assumed directly or indirectly by (or remain with) the Defense Group, and (iii) Xylem shall own the equity interests of all the Water Entities (other than Xylem), all of ITT’s and its Subsidiaries’ right, title and interest in and to the Water Assets shall be owned or held by the Water Group, the Water Business shall be conducted by the Water Group and all of the Water Liabilities shall be Assumed directly or indirectly by (or remain with) the Water Group.
     Section 2.2. Restructuring: Transfer of Assets; Assumption of Liabilities.
     (a) Restructuring. At or prior to the Effective Time, to the extent not already completed and except for the Transfers set forth on Schedule 2.2(a), the costs of which shall be shared equally by the parties to such Transfers, ITT will take such steps (which may include transfer of shares or other equity interests, formation of new entities and/or declaration of dividends) as may be necessary or desirable to cause (i) ITT to directly or indirectly own the ITT Retained Entities (other than ITT), (ii) Exelis to directly or indirectly own the Defense Entities (other than Exelis) and (iii) Xylem to directly or indirectly own the Water Entities (other than Xylem); provided, that the Parties shall use their commercially reasonable efforts to cause the transfers set forth on Schedule 2.2(a) to occur as soon as practicable following the Effective Time.
     (b) Transfer of Other Assets. At or prior to the Effective Time, to the extent not already completed (and it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) or Section 2.6), pursuant to the Conveyancing and Assumption Instruments:
     (i) ITT shall, or shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective ITT Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the ITT Retained Assets, (B) Exelis and/or the respective Defense Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Defense Assets and (C) Xylem and/or the respective Water Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Water Assets, including those Transfers set forth on Schedule 1.1(8).
     (ii) Any costs and expenses incurred after the Effective Time and on or prior to the second anniversary of the Distribution Date to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be shared equally) between the Asset Transferor and the applicable ITT Asset Transferee, Defense Asset Transferee or Water Asset Transferee, with any costs and expenses incurred following such second anniversary to be the exclusive responsibility of the applicable ITT Asset Transferee, Defense Asset Transferee or Water Asset Transferee. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).
     (c) Assumption of Liabilities. Except as otherwise specifically set forth in any Specified Ancillary Agreement, from and after the Effective Time (i) ITT shall, or shall cause a member of the ITT Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the ITT Retained Liabilities, (ii) Exelis shall, or shall cause a member of the Defense Group to, Assume all the Defense Liabilities and (iii) Xylem shall, or shall cause a member of the Water Group to, Assume all the Water Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined or (D) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the ITT Group, the Defense Group or the Water Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.
     (d) Consents. The Parties shall use their commercially reasonable efforts to obtain the required Consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.
     (e) Notwithstanding anything herein to the contrary, no Contract or other asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract.
     Section 2.3. Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):
     (a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is (1) listed on Schedule 2.3(a), (2) an ITT Retained Asset but inures in part to the benefit or burden of any member of the Water Group or the Defense Group, as the case may be, (3) a Water Asset but inures in part to the benefit or burden of any member of the ITT Group or the Defense Group, as the case may be or (4) a Defense Asset but inures in part to the benefit or burden of any member of the ITT Group or the Water Group, as the case may be (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (I) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, an ITT Retained Asset, Defense Asset or Water Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than eighteen (18) months after the Distribution Date, take such other reasonable and permissible actions to cause such member of the Water Group, the Defense Group or the ITT Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Water Business, the Defense Business or the ITT Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3 and (II) the Party for which the benefit of such Shared Contract inures in part to it (or a member of such Party’s Group) shall use commercially reasonable efforts to, in a reasonably timely manner, enter into a separate contract or other arrangement or otherwise transition or migrate to alternative arrangements such that it (or such member of such Party’s Group) no longer needs to avail itself of the arrangements provided pursuant to Section 2.3(a)(I); provided that, other than in the event of gross negligence or willful misconduct of the Party for which such Shared Contract is, as applicable, an ITT Retained Asset, Defense Asset or Water Asset, such Party, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).
     (b) Each of ITT, Exelis and Xylem shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).
     Section 2.4. Intercompany Accounts.
     (a) Except as set forth in Section 7.1(b), all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(20), and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements), if any, and (ii) intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system (A) between any member of the ITT Group, on the one hand, and any member of the Defense Group or the Water Group, on the other hand or (B) between any member of the Defense Group, on the one hand, and any member of the Water Group, on the other hand, in each case, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled, capitalized or converted into ordinary trade accounts, in each case as of the Effective Time, as may be agreed in writing prior to the Effective Time by duly authorized representatives of ITT, Exelis and/or Xylem, as applicable.
     (b) As between any two Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.
     Section 2.5. Limitation of Liability; Intercompany Contracts.

     (a) No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, except for such estimates as may be prepared in connection with Section 3.5, which shall be addressed as provided therein.
     (b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and any other Party existing at or prior to the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 7.1(b), any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation or any Contract specified on Schedule 2.5 and except as provided in any thereof) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and any other Party effective as of the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 7.1(b), any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation or any Contract specified on Schedule 2.5 and except as provided in any thereof), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the relevant Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.
     Section 2.6. Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
     (a) To the extent that any Transfers contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the ITT Group, the Water Group or the Defense Group entitled to the receipt of such Asset or required to Assume such

Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(e) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.
     (b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to be effective as of the Effective Time.
     (c) Following the second anniversary of the Distribution Date, the Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.
     (d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
     (e) With respect to Assets and Liabilities described in Section 2.6(a), each of ITT, Exelis and Xylem shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).
     Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to New

York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.
     Section 2.8. Further Assurances; Ancillary Agreements.
     (a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
     (b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
     (c) Without limiting the foregoing, in the event that any Party receives any Assets to be transferred to another Party pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly return or cause the return of such Assets to the applicable Party at such latter Party’s expense.
     (d) At or prior to the Effective Time, each of ITT, Exelis and Xylem shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
     Section 2.9. Novation of Liabilities; Indemnification.
     (a) Each Party, at the request of another Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of another Party’s Group (such other Party, the “Other Party”) are jointly or severally liable and that do not constitute Liabilities of such Other Party hereunder, or, if permitted by applicable Law, to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).
     (b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law.
     Section 2.10. Guarantees; Letters of Credit.
     (a) Except for those guarantees and/or letters of credit set forth on Schedule 2.10(a) where ITT shall remain as guarantor or obligor and the applicable Party shall indemnify and hold harmless the ITT Indemnitees for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) or as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) ITT shall (with the reasonable cooperation of the applicable member of the Water Group or Defense Group) use its commercially reasonable efforts to have any member of the Water Group and/or the Defense Group removed as guarantor of or obligor for any ITT Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to ITT Retained Liabilities, (ii) Exelis shall (with the reasonable cooperation of the applicable member of the ITT Group or any Defense Group) use commercially reasonable efforts to have any member of the ITT Group and/or the Water Group removed as guarantor of or obligor for any Defense Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Defense Liabilities and (iii) Xylem shall (with the reasonable cooperation of the applicable member of the ITT Group or Defense Group) use commercially reasonably efforts to have any member of the ITT Group and/or the Defense Group removed as guarantor of or obligor for any Water

Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(iii), to the extent that they relate to Water Liabilities.
     (b) At or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):
     (i) of any member of the ITT Group, Exelis and/or Xylem shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Exelis or Xylem, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached;
     (ii) of any member of the Defense Group, ITT and/or Xylem shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which ITT or Xylem, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and
     (iii) of any member of the Water Group, ITT and/or Exelis, shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which ITT or Exelis, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.
     (c) If ITT, Exelis or Xylem is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the ITT Group, Defense Group or Water Group, as applicable, that has assumed the underlying Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of ITT, Exelis and Xylem, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.
     Section 2.11. Disclaimer of Representations and Warranties. EACH OF ITT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ITT GROUP), EXELIS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE DEFENSE GROUP), AND XYLEM (ON BEHALF OF ITSELF AND EACH MEMBER OF THE WATER GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS

AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS
     Section 3.1. Articles of Incorporation; By-laws.
     (a) Exelis. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Articles of Incorporation and By-laws filed by Exelis with the Commission as exhibits to the Exelis Form 10, to be effective as of the Effective Time.
     (b) Xylem. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Articles of Incorporation and By-laws filed by Xylem with the Commission as exhibits to the Xylem Form 10, to be effective as of the Effective Time.
     Section 3.2. Directors.
     (a) ITT. On or prior to the Distribution Date, ITT shall take all necessary actions, including procuring the resignations of the directors named on Schedule 3.2(a), such that, at the Effective Time, its Board shall include the individuals named on Schedule 3.2(a)
     (b) Exelis. On or prior to the Distribution Date, ITT shall take all necessary action to cause the Board of Directors of Exelis to include, at the Effective Time, the individuals identified in the Exelis Information Statement as director nominees of Exelis.
     (c) Xylem. On or prior to the Distribution Date, ITT shall take all necessary action to cause the Board of Directors of Xylem to include, at the Effective Time, the individuals identified in the Xylem Information Statement as director nominees of Xylem.
     Section 3.3. Officers.

     (a) ITT. On or prior to the Distribution Date, ITT shall take all necessary actions, including procuring the resignations of its officers, such that at the Effective Time its officers shall be the individuals named on Schedule 3.3(a).
     (b) Exelis. On or prior to the Distribution Date, ITT shall take all necessary action to cause the individuals identified as such in the Exelis Information Statement to be the officers of Exelis as of the Effective Time.
     (c) Xylem. On or prior to the Distribution Date, ITT shall take all necessary action to cause the individuals identified as such in the Xylem Information Statement to be the officers of Xylem as of the Effective Time.
     Section 3.4. Resignations.
     (a) Exelis. On or prior to the Distribution Date, (i) ITT shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Defense Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Defense Group in which they serve, and (ii) Exelis shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the ITT Group or the Water Group in which they serve.
     (b) Xylem. On or prior to the Distribution Date, (i) ITT shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Water Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Water Group in which they serve, and (ii) Xylem shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the ITT Group or the Defense Group in which they serve.
     (c) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.
     Section 3.5. Cash Adjustments.
     (a) Exelis. Subject to Section 3.5(c), prior to the Distribution Date, either (i) Exelis shall transfer funds to ITT or (ii) ITT shall transfer funds to Exelis, such that Exelis’ book cash and cash equivalents balance in its accounts immediately prior to the Effective Time shall equal the Exelis Target Cash Balance.
     (b) Xylem. Subject to Section 3.5(c), prior to the Distribution Date, either (i) Xylem shall transfer funds to ITT or (ii) ITT shall transfer funds to Xylem, such that Xylem’s book cash and cash equivalents balance in its accounts immediately prior to the Effective Time shall equal the Xylem Target Cash Balance.
     (c) ITT. Notwithstanding Sections 3.5(a) and (b), prior to the Distribution Date, ITT shall retain funds or funds shall be transferred to ITT such that ITT’s book cash and cash equivalents balance in its accounts immediately prior to the Effective Time shall equal the ITT Target Cash Balance. If on the Business Day prior to the Distribution Date, after making the adjustments contemplated in Sections 3.5(a) and (b), the actual aggregate book cash and cash equivalents balance of the Parties is greater than or equal to the sum of the Exelis Target Cash Balance, the Xylem Target Cash Balance and the ITT Target Cash Balance, as calculated above, ITT shall retain funds or funds shall be transferred to ITT such that ITT’s book cash and cash equivalents balance in its accounts immediately prior to the Effective Time shall equal the sum of the ITT Target Cash Balance plus any excess above such sum.
     (d) Promptly following the Distribution Date, and in any event not later than forty-five (45) days thereafter, ITT shall (i) prepare, as of 12:01 a.m., New York time, on the Distribution Date, an exhibit (the “Statement of Cash Detail”) which includes, for each of ITT, Exelis and Xylem: (A) the book cash and cash equivalents balance of such Party as of 12:01 a.m., New York time, on the Distribution Date (each a “Distribution Date Cash Balance”) and (B) a proposal, which shall not involve any repatriation of cash (but which may, for the avoidance of doubt, involve either on or off-shore transfers), for the payment in a tax efficient manner by any applicable Party to any other Party of such other amounts as are necessary so that each Party’s Distribution Date Cash Balance equals the requisite amount pursuant to Sections 3.5(a), (b) and (c) (“Reallocation Payments”) and (ii) deliver such Statement of Cash Detail to each other Party for review (the day the Statement of Cash Detail is so delivered, the “Statement Completion Date”). In preparing the Statements of Cash Detail, the elements thereof shall be prepared (1) in accordance with GAAP applied on a consistent basis and with the same accounting principles, practices, methodologies and policies historically used by ITT in connection with the preparation of its audited financial statements, (2) in a manner consistent with the principles set forth in Schedule 3.5(d), and (3) in a manner consistent with the terms of this Agreement.
     (e) Each Party receiving the Statement of Cash Detail and their respective accountants shall be entitled to make reasonable inquiries of ITT, the applicable other Party and/or their respective accountants and senior officers, at reasonable times, upon reasonable advance notice, and without unreasonable interference to such Parties’ operations, regarding the Statement of Cash Detail with respect to such Parties. Within thirty (30) days of the Statement Completion Date (such 30-day period, the “Cash Detail Review Period”), each Party shall (i) complete its review of the Statement of Cash Detail and (ii) submit to ITT and the other applicable Party a letter stating its concurrence or disagreement with the accuracy of the Statement of Cash Detail with respect to such Party (“Response Letter”) and specifying any specific items on the Statement of Cash Detail with which such Party disagrees (each, a “Disputed Item”), it being understood that all other items in the Statement of Cash Detail other than the Disputed Items shall be deemed agreed to by the Parties. Unless a Party delivers a Response Letter by the last day of the Cash Detail Review Period, such Party shall be deemed to have accepted ITT’s Statement of Cash Detail and the calculations therein shall become final and binding upon ITT and such Party.
     (f) Following the delivery of the Response Letter, ITT and the applicable Party or Parties shall in good faith attempt promptly to resolve all disagreements as to the computation of all Disputed Items within the thirty (30) day period (or longer, as mutually agreed by the Parties after delivery of the Response Letter). Any items not in dispute or resolved during such period shall be deemed to be final. Following such thirty (30) day period, ITT and the applicable Party shall submit any remaining Disputed Items (and only such remaining Disputed Items) to PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing (in any such case, the “Accountant”) for determination. The determination of the Accountant with respect to all remaining Disputed Items and the Reallocation Payments shall be completed within thirty (30) days after the appointment of the Accountant, shall be determined in accordance with this Agreement and shall be final and binding upon ITT and the applicable Party. With respect to each Disputed Item subject to resolution by the Accountant, the Accountant shall adopt a position that is either equal to the applicable Party’s proposed position, equal to ITT’s proposed position, or any amount as so determined by the Accountant between the positions proposed by such Party and ITT. The fees, costs and expenses of the Accountant shall be allocated by the Accountant at the time the Accountant’s determination is rendered with respect to all the remaining Disputed Items as follows: (A) if the Accountant resolves all of the remaining Disputed Items in favor of one Party’s position, then all such fees, costs and expenses (and the reasonable attorney’s fees and expenses of such

Party) shall be paid by the other Party or, if applicable, equally among the two other Parties maintaining different positions; and (B) if the Accountant does not resolve all of the remaining Disputed Items in favor of one Party’s position, then such fees, costs and expenses (and the reasonable attorney’s fees and expenses of the applicable Parties) shall be paid in inverse proportion as the Parties may prevail on matters resolved by the Accountant, based on the dollar amount of each Disputed Item resolved in favor of each Party.
     (g) Within seven (7) days of the final resolution of all Disputed Items as to Exelis and Xylem in accordance with Sections 3.5(e) and (f) above, ITT shall submit to Exelis and Xylem a statement calculated based on the example in Schedule 3.5(g) (the “Statement of Cash Allocation”) indicating the final allocation of cash to each Party as finally determined in accordance with this Section 3.5 (each, a “Cash Allocation”). The Statement of Cash Allocation shall provide for payments among the Parties in accordance with the following principles:
     (i) If the difference between any Party’s Cash Allocation and such Party’s Distribution Date Cash Balance is less than $1,000,000, then such Party shall not be entitled to any adjustment pursuant to this Section 3.5. If the difference between any Party’s Cash Allocation and such Party’s Distribution Date Cash Balance is more than $1,000,000, then such Party shall be entitled to receive payments, in a tax efficient manner and not involving any repatriation of cash, from such other Party or Parties whose Distribution Date Cash Balance exceeds its Cash Allocation such that after giving effect to such payments each Party’s Distribution Date Cash Balance shall equal its Cash Allocation, and each such Party shall be obligated to pay, or cause to be paid, to such other Party, or its designee, the amount of such shortfall.
     (h) Any payments made pursuant to this Section 3.5 shall be made by wire transfer of immediately available funds to the account designated in writing by the relevant Parties.
ARTICLE IV
THE DISTRIBUTIONS
     Section 4.1. Stock Dividends to ITT Shareholders.
     (a) Exelis. On the Distribution Date, ITT shall cause the Distribution Agent to distribute all of the outstanding shares of Exelis Common Stock then owned by ITT to holders of ITT Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of Exelis Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Exelis Common Stock. For shareholders of ITT who own ITT Common Stock through a broker or other nominee, their shares of Exelis Common Stock shall be credited to their respective accounts by such broker or nominee. Each holder of ITT Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the Exelis Distribution one (1) share of Exelis Common Stock for every one (1) share of ITT Common Stock held by such shareholder. No action by any such shareholder shall be necessary for such shareholder (or such shareholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of Exelis Common Stock such shareholder is entitled to in the Exelis Distribution.
     (b) Xylem. On the Distribution Date, ITT shall cause the Distribution Agent to distribute all of the outstanding shares of Xylem Common Stock then owned by ITT to holders of ITT Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of Xylem Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Xylem Common Stock. For shareholders of ITT who own ITT Common Stock through a broker or other nominee, their shares of Xylem Common Stock shall be credited to their respective accounts by such broker or nominee. Each holder of ITT Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the Xylem Distribution one (1) share of Xylem Common Stock for every one (1) share of ITT Common Stock held by such shareholder. No action by any such shareholder shall be necessary for such shareholder (or such shareholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of Xylem Common Stock such shareholder is entitled in the Xylem Distribution.
     Section 4.2. Actions in Connection with the Distribution.
     (a) Prior to the Distribution Date, each of Exelis and Xylem shall file such amendments and supplements to their respective Form 10’s as ITT may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to their respective Form 10’s as may be required by the Commission or federal, state or foreign securities Laws. Each of Exelis and Xylem shall mail to the holders of ITT Common Stock, at such time on or prior to the Distribution Date as ITT shall determine, the Information Statement included in its Form 10, as well as any other information concerning Exelis or Xylem, as applicable, their business, operations and management, the Plan of Separation and such other matters as ITT shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from ITT, to the extent requested, each of Exelis and Xylem shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that ITT reasonably determines is necessary or desirable to effectuate the applicable Distribution, and ITT, Exelis and Xylem shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.
     (b) Each of Exelis and Xylem shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), effective registration statements or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of such Party.
     (c) To the extent not already approved and effective, each of Exelis and Xylem shall use commercially reasonable efforts to have approved and made effective, the respective application for the original listing of the Xylem Common Stock and Exelis Common Stock, as applicable, to be distributed in the applicable Distribution on the NYSE, subject to official notice of distribution.
     (d) Each Party shall provide all cooperation reasonably requested by the other Parties that is necessary or desirable in connection with the Financing Arrangements.
     (e) Nothing in this Section 4.2 shall be deemed to shift or otherwise impose Liability for any portion of such Form 10’s or Information Statements to ITT.
     Section 4.3. Sole Discretion of ITT. ITT shall, in its sole and absolute discretion, determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, ITT may, in accordance with Section 11.11, at any time and from time to time until the completion of the Distribution decide to abandon the Xylem Distribution and/or the Exelis Distribution or modify or change the terms of the Xylem Distribution and/or the Exelis Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, ITT shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of ITT or its shareholders or other constituents, that a sale or other alternative is in the best interests of ITT or its shareholders or other constituents or that it is not advisable at that time for Exelis or Xylem to separate from ITT.
     Section 4.4. Conditions to Distribution. Subject to Section 4.3, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of ITT and shall not give rise to or create any duty on the part of ITT or the Board to waive or not waive any such condition.
     (a) The applicable Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the applicable Information Statement shall have been mailed to the holders of ITT Common Stock;
     (b) With respect to the (i) Xylem Distribution, the Xylem Common Stock to be delivered in the Xylem Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution and (ii) Exelis Distribution, the Exelis Common Stock to be delivered in the Exelis Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;
     (c) Prior to the Distribution Date, ITT shall have obtained an opinion from Simpson Thacher & Bartlett LLP, its tax counsel, in form and substance satisfactory to ITT (in its sole discretion), as to the satisfaction of certain conditions necessary for such Distribution, together with certain related transactions, to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;
     (d) Prior to the Distribution Date, ITT shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to ITT (in its sole discretion), and such ruling shall remain in effect as of such Distribution Date, to the effect, among other things, that such Distribution, together with certain related transactions, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;
     (e) Prior to the Distribution Date, the Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to ITT, with respect to the capital adequacy and solvency of each of ITT, Exelis and Xylem;
     (f) Any material Governmental Approvals and other Consents necessary to consummate the applicable Distribution or any portion thereof shall have been obtained and be in full force and effect, it being understood that, for the avoidance of doubt, the Governmental Approvals and Consents contemplated by Section 2.6 and Section 2.9 shall not be deemed necessary to consummate any Distribution;
     (g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the applicable Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of ITT shall have occurred or failed to occur that prevents the consummation of all or any portion of the applicable Distribution;
     (h) No other events or developments shall have occurred or failed to occur prior to the Distribution Date that, in the judgment of the Board, would result in the Distribution having a material adverse effect on ITT or its shareholders;
     (i) The Financing Transactions described in the applicable Information Statements as having occurred prior to an applicable Distribution shall have been consummated on or prior to the applicable Distribution;

     (j) The Restructuring shall have been completed, except for such steps as ITT in its sole discretion shall have determined may be completed after the Effective Time;
     (k) The actions and events set forth in Sections 3.1, 3.2, 3.3 and 3.4 shall have occurred;
     (l) The Board shall have authorized the Distribution, which authorization may be given or withheld at its absolute and sole discretion;
     (m) In the event the Distribution is for any reason postponed more than one hundred twenty (120) days after the date hereof, the Board shall have redetermined, as of such postponed Distribution Date, that the Distribution satisfies the requirements of Indiana Business Corporation Law governing distributions; and
     (n) Each Ancillary Agreement shall have been executed by each party thereto.
ARTICLE V
CERTAIN COVENANTS
     Section 5.1. No Solicit; No Hire. None of ITT, Exelis or Xylem or any member of their respective Groups shall, from the Effective Time through and including the date set forth on Schedule 5.1, without the prior written consent of the applicable Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule 5.1 of any other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, any other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 5.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party or, except with respect to employees defined as “First-Tier Employees” and “Second-Tier Employees” on Schedule 5.1, any hiring as a result thereof; provided, that the applicable Party has not encouraged or advised such firm to approach any such employee or Party and (ii) the prohibitions of this Section 5.1 shall not apply (A) with respect to employees who have been terminated by a Party and (B) following a Change in Control (as defined in the Benefits and Compensation Matters Agreement) of ITT, Exelis or Xylem, as applicable, with respect to the employees of such Party. The Parties agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 5.2. Intellectual Property. Each Party shall not use or exploit the Intellectual Property of the other Parties after the Effective Time, except (i) as permitted in the Ancillary Agreements, (ii) as required by applicable Law; (iii) as permitted by the “fair use” doctrine or defense, or (iv) for neutral, non-trademark use of the other Parties’ Trademarks to describe the history of each Party’s respective business.
     Section 5.3. Administration of Specified Shared Expenses. ITT shall be responsible for administering each Specified Shared Expense. Each Party shall be responsible for payment of its Applicable Percentage of any Specified Shared Expense, except with respect to (i) certain Specified Shared Expenses that are otherwise allocated among the Parties pursuant to the Tax Matters Agreement and (ii) certain Specified Shared Expenses otherwise allocated among the parties as set forth on Schedule 1.1(83). ITT shall invoice each of Exelis and Xylem on a quarterly basis, and Exelis and Xylem shall each promptly following invoice reimburse ITT for its allocable share of such Specified Shared Expenses. In addition, ITT shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to Exelis and Xylem of Specified Shared Expenses for the following quarter.
     Section 5.4. Cooperation. From and after the Effective Time, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to each other Party (and any member of their respective Groups) in connection with the completion of the Plan of Separation (including assisting in the preparation of the Distributions), (ii) provide knowledge transfer regarding its applicable Business or ITT’s historical business, (iii) reasonably assist each other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement and (iv) reasonably assist each other Party to which such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.4 shall not be required to the extent such cooperation and assistance would unreasonably interfere with the operation of any Party’s business or with any Party’s employees’ normal functions and duties except with respect to the individuals identified on Schedule 5.4, whose full assistance and cooperation shall be required. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).
     Section 5.5. Periodic Meetings. Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the two (2) year period following the Distribution Date, the Parties shall hold a meeting for the purpose of sharing Information related to this Agreement, any Shared Contingent Liabilities or the preparation of any Party’s financial statements. Each Party shall designate between one (1) and three (3) persons as its standing representatives for such meetings, who shall initially be the individuals set forth on Schedule 5.5. The Managing Party shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days’ notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.
     Section 5.6. Board of Directors. Each of Exelis and Xylem agrees that, without the prior written consent of the two other Parties, it shall not nominate a slate of directors to be elected at its shareholders meeting to be held in 2013 (the “2013 Meetings”) as a result of which (i) 50% or more of the members of its Board of Directors shall have served as directors or executive officers of ITT at any time during the twelve-month period immediately preceding the Effective Time (each, a “Legacy Director”) or (ii) any member of its Board of Directors shall be a Legacy Director who is also a director of ITT following the Effective Time, including any Legacy Director who would be nominated to serve as a director of ITT at its shareholders meeting to be held in 2013. In furtherance of the foregoing, (x) in the absence of agreement as to which Legacy Directors shall not be nominated for election at the 2013 Meetings to serve on Exelis’ and/or Xylem’s respective Board of Directors, as the case may be, the individuals identified on Schedule 5.6 shall not be nominated by the applicable Board of Directors to stand for re-election at such meetings, and (y) ITT shall not nominate the individuals identified on

Schedule 5.6 to serve on ITT’s Board at such meeting, unless such individuals will not be nominated for election to the Board of Directors of either Exelis or Xylem at such meeting.
     Section 5.7. Office Space.
     (a) Exelis Headquarters Office Space. Exelis’ corporate headquarters as of the Effective Time will be located at 1650 Tysons Boulevard, Suite 1700, McLean, Virginia 22102.
     (b) Xylem Headquarters Office Space. Xylem’s corporate headquarters as of the Effective Time will be located at 1133 Westchester Avenue, Suite 2000, White Plains, New York 10604 (the “White Plains Headquarters”) on a transitional basis.
     (c) ITT Headquarters Office Space. ITT’s corporate headquarters as of the Effective Time will be located at 1133 Westchester Avenue, Suite 3000, White Plains, New York 10604.
     (d) Headquarters. From and after the Effective Time, ITT’s and Xylem’s headquarters shall be located in physically segregated spaces on separate floors, with each of ITT and Xylem having its own security systems. Xylem agrees that it shall vacate the White Plains Headquarters on or before the second anniversary of the Distribution Date.
     Section 5.8. Night Vision.
     (a) Each Party acknowledges that it has read and is familiar with the Administrative Compliance Agreement between the United States Army and ITT dated as of October 11, 2007 (the “ACA”) and the Consent Agreement between the United States Department of State and ITT dated as of December 21, 2007 (the “Consent Agreement”) and all of ITT’s obligations thereunder.
     (b) The Parties agree that from and after the Effective Time, Exelis shall, and shall cause its Subsidiaries to, (A) satisfy and comply in all respects with ITT’s obligation to pay the “Deferred Prosecution Monetary Penalty” (as defined in the ACA (as defined therein) and (B) pay all out-of-pocket fees and expenses associated with the “Independent Monitor” (as defined in the ACA), in each case as if Exelis were a party to the ACA.
     (c) Subject to Section 5.8(b), from and after the Effective Time, each of ITT, Exelis and Xylem (i) shall, and shall cause their respective Subsidiaries to, comply with the ACA and the Consent Agreement in all respects as applicable to the ITT Retained Business, the Water Business and the Defense Business, respectively, and (ii) shall indemnify and hold the other Parties’ Indemnitees harmless for any Indemnifiable Losses arising out of or resulting from or incurred in connection with any violation (as determined in connection with any final judgment or settlement agreement under which the relevant Party has Liability) of the ACA or the Consent Agreement by, respectively, the ITT Group, the Water Group and/or the Defense Group, including, for the avoidance of doubt, reasonable expenses incurred by any ITT Indemnitee, Defense Indemnitee or Water Indemnitee, as applicable, in respect of any Action arising from such violation or alleged violation.
     (d) Each of ITT, Exelis and/or Xylem, as applicable, shall promptly notify the other Parties in writing and in reasonable detail of any Action arising from any action or omission or alleged action or omission of any member of the ITT Group, the Defense Group and/or the Water Group, as applicable, in violation of Section 5.8(c)(i); provided, however, that no such notification shall be required unless the applicable Party shall have received a written notice or other written communication from a Governmental Entity in connection with such Action. Each such Party shall cooperate with each other Party involved in any such Action in the defense of such Action and make available to each other Party (i)

its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in such defense, to the extent that such Persons may reasonably be required in connection with such defense and (ii) all witnesses, pertinent Information, materials and information in its Group’s possession or under its Group’s control relating to such defense, as are reasonably required in connection with such defense. For the avoidance of doubt, except as otherwise specifically set forth in this Section 5.8(d), the provisions of clauses (b), (e), (f) and (g) of Section 7.5 shall apply, mutatis mutandis, to any Third Party Claims arising out of this Section 5.8.
     Section 5.9. SEC Settlement.
     (a) Each Party acknowledges that it has read and is familiar with the Consent and Final Judgment entered in Securities and Exchange Commission v. ITT Corporation, Case No. 1:09-cv-00272-RJL, in the United States District Court for the District of Columbia the (collectively, the “Final Judgment”) and all of ITT’s obligations thereunder.
     (b) From and after the Effective Time, each of ITT, Exelis and Xylem shall, and shall cause their respective Subsidiaries to, comply with the Final Judgment in all respects as applicable to the ITT Retained Business, the Defense Business and the Water Business, respectively.
     (c) Each of ITT, Exelis and/or Xylem, as applicable, shall promptly notify the other Parties in writing and in reasonable detail of any Action arising from any action or omission or alleged action or omission of any member of the ITT Group, the Defense Group and/or the Water Group, as applicable, in violation of the Final Judgment; provided, however, that no such notification shall be required unless the applicable Party shall have received a written notice or other written communication from a Governmental Entity in connection with such Action. Each such Party shall cooperate with each other Party involved in such Action in such defense and make available to each other Party (i) its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in such defense, to the extent that such Persons may reasonably be required in connection with such defense and (ii) all witnesses, pertinent Information, materials and information in its Group’s possession or under its Group’s control relating to such defense, as are reasonably required in connection with such defense. For the avoidance of doubt, except as otherwise specifically set forth in this Section 5.9(c), the provisions of clauses (b), (e), (f) and (g) of Section 7.5 shall apply, mutatis mutandis, to any Third Party Claims arising out of this Section 5.9.
     (d) Each of ITT, Exelis and Xylem shall indemnify and hold the other Parties’ Indemnitees harmless for any violation (as determined in connection with any final judgment or settlement agreement under which the relevant Party has Liability) of the Final Judgment by, respectively, the ITT Group, the Defense Group and/or the Water Group, including their respective officers, employees, agents and attorneys and all Persons in active participation with the aforementioned who received actual notice of the Final Judgment, including, for the avoidance of doubt, reasonable expenses incurred by any ITT Indemnitee, Defense Indemnitee or Water Indemnitee, as applicable, in respect of any Action arising from such violation or alleged violation.
ARTICLE VI
SHARED CONTINGENT LIABILITIES
     Section 6.1. Shared Contingent Liabilities. From and after the Effective Time, except as otherwise expressly set forth in this Article VI or the Tax Matters Agreement (with respect to Taxes) and without limiting the indemnification provisions of Article VII, ITT, Exelis and Xylem shall each be responsible for (i) its Applicable Percentage of any Shared Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VII and, without duplication, (ii) its Applicable

Percentage of any Specified Shared Expenses related to or arising out of any Shared Contingent Liability. Any amounts owed in respect of any Shared Contingent Liabilities other than Specified Shared Expenses (which are addressed pursuant to Section 5.3) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto and a calculation of the amounts owed by each Party based on such Party’s Applicable Percentage) to the Party or Parties owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other Parties with respect thereto; provided, however, that if so directed by the Party providing the invoice, in lieu of remitting amounts directly to the Party providing the invoice, the owing Party shall remit the owed amount directly to the appropriate third party or parties or to an account established by the invoicing Party for the benefit of the Parties, in which case each Party shall contribute its Applicable Percentage of such amount to such account for the benefit of the Parties. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VI or in respect of Indemnifiable Losses pursuant to Article VII, in respect of any Shared Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Section 7.5(f), such settlement was effected without the consent or over the objection of such Party). Notwithstanding the foregoing, no Party shall be required to pay its share of any final settlement in connection with any Shared Contingent Liability unless the final settlement agreement in connection therewith shall provide for a full and unconditional release of such Party.
     Section 6.2. Management of Shared Contingent Liabilities.
     (a) “Managing Party” shall initially mean ITT or such other Party as may be identified on Schedule 1.1(82); provided, however, another Party may become the Managing Party with respect to any Shared Contingent Liabilities or other matters set forth in this Agreement upon the prior written agreement of each of the Parties.
     (b) Except as provided in the Tax Matters Agreement (with respect to management of Tax Contests), the Managing Party shall, on behalf of the other Parties, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to, on behalf of the other Parties, any Action or Third Party Claim with respect to a Shared Contingent Liability (including with respect to those Shared Contingent Liabilities set forth on Schedule 1.1(82)). The Managing Party shall use its commercially reasonable efforts to promptly notify the other Parties in the event that it receives notice of any Shared Contingent Liability including any claim or demand relating thereto; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Parties against the Managing Party or affect any other provision of this Section 6.2, except to the extent any Party is actually and materially prejudiced thereby in a manner different from any other Party. No Party other than the Managing Party shall consent to the entry of any judgment or enter into any settlement with respect to any Shared Contingent Liability without the prior written consent of the Managing Party and the other Party. For the avoidance of doubt, any settlement by the Managing Party shall be subject to Section 7.5(f).
     (c) The Managing Party shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Parties of the status of and developments relating to any matter involving a Shared Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that the failure to provide any such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced thereby in a manner different than any other Party. Each Party shall cooperate fully with the Managing Party in its management of any of such Shared Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees as set forth in Section 6.3).
     (d) In the event of any dispute as to whether any Liability is a Shared Contingent Liability as set forth in Section 6.4(b), the Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article IX or otherwise), it is determined that such Liability is not a Shared Contingent Liability and that such Liability belongs to another Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to the applicable other Party. In such event, the applicable other Party shall promptly reimburse the Managing Party (or any other Party who has fronted costs and expenses) for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right (which shall not include the costs of salaries and benefits of employees of the Managing Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).
     Section 6.3. Access to Information; Certain Services; Expenses.
     (a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law, in connection with the management and disposition of any Shared Contingent Liability, each of the Parties shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified Information, Confidential Information or Privileged Information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 6.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VI; it also being understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 6.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
     (b) Certain Services. Each of ITT, Exelis and Xylem shall make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Contingent Liabilities to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Contingent Liability. In respect of the foregoing, Schedule 1.1(82) sets forth certain identified Shared Contingent Liabilities, respectively, and identify (but do not limit) those employees and agents who shall assist the Managing Party in its management of such Shared Contingent Liabilities.
     (c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.3

(including by the Managing Party) shall be borne by the Party providing such access and services (other than for actual out-of-pocket costs and expenses, which shall constitute Specified Shared Expenses) and shall be shared by the other Parties accordingly.
     (d) Other Specified Shared Expenses. The Managing Party (and the Party or Parties providing assistance to the Managing Party pursuant to Section 6.3(b)) shall be entitled, upon presentation of reasonable supporting documentation thereof, to reimbursement by the other Parties (in accordance with their Applicable Percentages) of any out-of-pocket costs and expenses (which shall include, in the case of the Managing Party, the pro rata portion of the costs of salaries and benefits of such employees with respect to whom at least 30% of their professional time over period of one-month or greater is dedicated to the management or defense of such Shared Contingent Liability) related to or arising out of defending or managing any such Shared Contingent Liability from Exelis and Xylem, as applicable, from time to time when invoiced, but no more frequently than quarterly, in advance of a final determination or resolution of any Action related to a Shared Contingent Liability. Specified Shared Expenses in respect of Shared Contingent Liabilities shall also include the reasonable out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 6.3(b) with respect to any Third Party Claim that is a Shared Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim and shall not include the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).
     Section 6.4. Notice Relating to Shared Contingent Liabilities; Disputes.
     (a) In the event that any Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Liability that may be a Shared Contingent Liability, (ii) any matter or occurrence that has given or could give rise to a Shared Contingent Liability or (iii) any matter that is material and is reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify each of the Managing Party and the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that no Party shall be liable for the failure to provide such notice except and solely to the extent the Managing Party and the other Party shall have been actually prejudiced as a result of such failure in a manner different than any other Party.
     (b) In the event that any Party disagrees whether a claim, obligation or Liability is a Shared Contingent Liability or whether such claim, obligation or Liability is a Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article IX.
     Section 6.5. Cooperation with Governmental Entity. If, in connection with any Shared Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party with respect to such Shared Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation and/or response to the Governmental Entity and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Shared Contingent Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of the request or requirement and such Party’s response thereto, and shall use commercially reasonable efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client Privilege or legal process.
     Section 6.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Shared Contingent Liability (as provided in this Article VI and in Article VII), including the payment of the costs and expenses of the Managing Party, then each non-defaulting Party (including ITT) shall be required to pay its relative Applicable Percentage of the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Shared Contingent Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party.
ARTICLE VII
INDEMNIFICATION
     Section 7.1. Release of Pre-Distribution Claims.
     (a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VII, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Separation and all other activities to implement the Restructuring and the Distributions and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Groups in respect of any such Liabilities.
     (b) Nothing contained in Section 7.1(a), Section 2.4(a) and Section 2.5(b) shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any person from:
     (i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to any

Shared Contingent Liability, (B) with respect to ITT, any ITT Retained Liability, (C) with respect to Exelis, any Defense Liability and (D) with respect to Xylem, any Water Liability;
     (ii) any Liability for the sale, lease, construction, manufacture or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of any other Group prior to the Effective Time;
     (iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;
     (iv) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(20);
     (v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements; and
     (vi) any Liability of any Party in respect of third party claims involving products manufactured or services provided by more than one of the Defense Business, Water Business and ITT Retained Business (e.g. products sold by one Business including components manufactured by another Business, or services provided by one Business using products manufactured by another Business) prior to the Effective Time.
     In addition, nothing contained in Section 7.1(a) shall release ITT from indemnifying any director, officer or employee of Exelis and Xylem who was a director, officer or employee of ITT or any of its Affiliates prior to the Effective Time or the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.
     (c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).
     (d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 7.1(a) and 7.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

     Section 7.2. Indemnification by ITT. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, ITT shall and shall cause the other members of the ITT Group to indemnify, defend and hold harmless the Water Indemnitees and the Defense Indemnitees from and against any and all Indemnifiable Losses of the Water Indemnitees and the Defense Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the ITT Retained Liabilities or alleged ITT Retained Liabilities or (b) any breach by ITT of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
     Section 7.3. Indemnification by Exelis. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Exelis shall and shall cause the other members of the Defense Group to indemnify, defend and hold harmless the ITT Indemnitees and the Water Indemnitees from and against any and all Indemnifiable Losses of the ITT Indemnitees and the Water Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Defense Liabilities or alleged Defense Liabilities or (b) any breach by Exelis of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
     Section 7.4. Indemnification by Xylem. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Xylem shall and shall cause the other members of the Water Group to indemnify, defend and hold harmless the ITT Indemnitees and the Defense Indemnitees from and against any and all Indemnifiable Losses of the ITT Indemnitees and the Defense Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Water Liabilities or alleged Water Liabilities or (b) any breach by Xylem of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
     Section 7.5. Procedures for Indemnification.
     (a) Other than with respect to Third Party Claims, which shall be governed by Section 7.5(b), and Shared Contingent Liabilities, which shall be governed by Section 6.4, each ITT Indemnitee, Defense Indemnitee and Water Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.

     (b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Party, as appropriate, shall give the Managing Party written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim subject to and in compliance with Section 6.4. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
     (c) Other than in the case of (i) a Shared Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party), (ii) Taxes addressed in the Tax Matters Agreement, or (iii) claims in respect of the matters referred to in Sections 5.8 and 5.9, which shall be addressed as set forth therein, an Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (ii) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.
     (d) Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 7.5(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or another Party shall become aware that the subject matter of such Third Party Claim relates to a Liability of another Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

     (e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.
     (f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement (including in respect of the matters referred to in Sections 5.8 and 5.9), no Indemnitee may settle or compromise any Third Party Claim (with any Shared Contingent Liability governed by Article VI) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     (g) In the case of a Third Party Claim (including in respect of a Shared Contingent Liability), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is a Shared Contingent Liability, the Managing Party shall be subject to the same requirement to seek the consent of the other Parties in connection with any such judgment or settlement.
     (h) Notwithstanding anything to the contrary in this Article VII, subject to Article VI, the Managing Party shall, on behalf of the other Parties, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to a Shared Contingent Liability.
     (i) Except as otherwise set forth in Sections 5.1, 5.8, 5.9, Article VI and 8.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VII against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VII shall be resolved in accordance with Article IX.
     Section 7.6. Cooperation in Defense and Settlement.
     (a) With respect to any Third Party Claim that is not a Shared Contingent Liability and that implicates two or more Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

     (b) Each of ITT, Exelis and Xylem agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
     Section 7.7. Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.
     Section 7.8. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
     (a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VII including, for the avoidance of doubt, in respect of any Shared Contingent Liability, shall be calculated (i) net of insurance proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 8.3 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 8.3 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
     (b) The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.
     Section 7.9. Additional Matters; Survival of Indemnities.
     (a) The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement following the Effective Time.
     (b) The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any

Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.
ARTICLE VIII
PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
     Section 8.1. Preservation of Corporate Records.
     (a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Records or access to Information. Without limiting the foregoing, for a period of six (6) years following the Distribution Date, ITT shall be entitled to receive from each of Exelis and Xylem, upon the presentation of invoices therefor, payments for one third (1/3) of any amounts paid by any member of the ITT Group to Cornerstone Records Management (“Nova”) in connection with any storage agreements entered into between Nova and any member of the ITT Group to the extent covering periods ending on or prior to such six (6) year anniversary; provided that no later than three (3) months prior to the end of such six (6) year period, the Parties shall hold a meeting for the purpose of considering in good faith and determining whether to continue to share such amounts beyond such six (6) year period.
     (b) The Parties shall comply with those document retention policies as shall be set forth on Schedule 8.1(b) hereto or otherwise established and agreed to in writing by their respective authorized officers at or prior to the Effective Time in respect of Records and related matters.
     (c) Notwithstanding anything to the contrary herein and other than with respect to Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), if on or before the sixth (6th) anniversary of the Distribution Date ITT (or any Affiliate of ITT) wishes to destroy any Records that were in existence as of the Effective Date and are stored pursuant to storage agreements with Nova, then ITT shall (or shall cause such Affiliate to) give sixty (60) days’ prior written notice, including a reasonable description of the Records it wishes to destroy, to the other Parties and (to the extent permitted by applicable Law) each other Party shall have the right at its option and expense, upon prior written notice given within such sixty (60) day period to the other two Parties, to take possession or make copies of such Records within thirty (30) days after the date such notice is given by such Party to the other Parties, it being understood that in the event both other Parties wish to take possession of such Records, such Parties shall (i) agree on which Party shall be entitled to retain such Records and (ii) share equally the reasonable costs incurred by the other non-destroying Party in making copy of such Records within such thirty (30) day period.
     Section 8.2. Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 8.2, (i) at any time, with the consent of the other applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes relating to financial reporting; (ii) from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2012, in connection with the preparation and audit of each Party’s financial statements for the fiscal years ended December 31, 2011 and 2012, the printing, filing and public dissemination of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iii) in the event that any Party changes its independent auditors within two (2) years following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 8.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission. Without limiting the foregoing, each Party agrees as follows:
     (a) Financial Statements. Each Party shall provide reasonable access to the other Party on a timely basis to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for 2011 and 2012.
     (b) Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Parties’ Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties and to such Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments for 2011 and 2012.
     (c) Annual Reports. Each Party shall deliver to the other Parties a reasonably complete draft of the first report to be filed with the Commission (or otherwise) that includes its respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended December 31, 2011 (such reports, collectively, the “Annual Reports”), on or prior to the date set forth on Schedule 8.2(c); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes shall be delivered to the other Parties as soon as reasonably practicable. Each Party shall notify the other Parties, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s Annual Report and the pro-forma financial statements included, as applicable, in the Exelis Form 10 or the Xylem Form 10 or the Form 8-K to be filed by ITT with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ Annual Reports.
     (d) Nothing in this Article VIII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 8.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
     Section 8.3. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:
     (a) after the Effective Time, upon the prior written request by Exelis or Xylem for specific and identified Information which relates to (x) Exelis or Xylem or the conduct of the Defense Business or the Water Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which ITT and one or more of Exelis and/or Xylem are parties, as applicable, ITT shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of ITT or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party;
     (b) after the Effective Time, upon the prior written request by ITT or Xylem for specific and identified Information which relates to (x) ITT or Xylem or the conduct of the ITT Retained Business or Water Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which Exelis and one or more of ITT and/or Xylem are parties, as applicable, Exelis shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Exelis or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party; and
     (c) after the Effective Time, upon the prior written request by ITT or Exelis for specific and identified Information which relates to (x) ITT or Exelis or the conduct of the ITT Retained Business or Defense Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which Xylem and one or more of ITT and/or Exelis are parties, as applicable, Xylem shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Xylem or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party;
provided that, to the extent any originals are delivered to any requesting Party pursuant to this Agreement or the Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.

     Section 8.4. Witness Services. Except in the event any Parties are opposing one another in an Action, in which case normal discovery rules shall apply, at all times from and after the Effective Time, each of ITT, Exelis and Xylem shall use its commercially reasonable efforts (including as described on Schedule 8.4) to make available to the others, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable), current (to the extent practicable) and future directors, officers, employees, other personnel and agents of such Party as witnesses and any Records within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other documents may reasonably be required to testify, in the case of Persons, or be provided, in the case Records, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group). A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.
     Section 8.5. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement (including Section 6.3) or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
     Section 8.6. Confidentiality.
     (a) Notwithstanding any termination of this Agreement, each Party shall hold, and shall cause each of its respective Subsidiaries to hold, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning or belonging to the other Parties; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a governmental proceeding that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures, (v) as necessary for a Party to enforce its rights under this Agreement or an Ancillary Agreement, or (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause

(ii), (iii), (iv), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
     (b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the ITT Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.
     (c) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 8.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     (d) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 8.7 and not by this Section 8.6.
     Section 8.7. Privilege Matters.
     (a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the ITT Group, the Water Group and the Defense Group, and that each of the members of the ITT Group, the Water Group and the Defense Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 8.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.
     (b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of ITT, Exelis and Xylem. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of ITT, Exelis or Xylem, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve two or more of ITT, Exelis or Xylem. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

     (i) All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of ITT, Exelis or Xylem shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and
     (ii) Except as otherwise provided in Section 8.7(b)(i), Privileged Information relating to post-separation services provided solely to one of ITT, Exelis or Xylem shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of two or more Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.
     (c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 8.7(a) or (b):
     (i) Subject to Section 8.7(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which any other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by the requesting Party to the Party whose consent is sought;
     (ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;
     (iii) If, within ten (10) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and
     (iv) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.
     (d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of ITT, Exelis or Xylem as set forth in Sections 8.6 and this Section 8.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.3, 7.6, 8.2 and 8.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.3, 7.6 and 8.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 6.5 and 7.6 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
     (e) Notwithstanding any provision to the contrary in this Section 8.7, the Audit Management Party (as defined in the Tax Matters Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) to third parties in connection with connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.
     Section 8.8. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     Section 8.9. Other Agreements. The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.
ARTICLE IX
DISPUTE RESOLUTION
     Section 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the general counsels of the relevant Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the relevant Parties, shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved; provided further, that the foregoing shall not apply to claims under Section 3.5, which shall be governed by such Section.
     Section 9.2. Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own attorneys fees and expenses and other costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).
     Section 9.3. Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Non-Administered Arbitration of the CPR, except as modified herein (the “Rules”). There shall be one arbitrator, which shall be appointed by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the arbitrator is not timely appointed by the Parties under this Section 9.3, he or she shall be appointed by the CPR in accordance with the Rules, and in any such procedure, each Party shall be given two strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation, validity or enforceability of this Article IX shall be determined by the arbitrator. In resolving any Agreement Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award special, consequential, reputational, indirect or punitive damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).
     Section 9.4. Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration or such other period as the Arbitrator together with the Parties involved in such proceeding shall deem reasonable.
     Section 9.5. Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion or otherwise pursuant to this Article IX, all of which shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding ancillary to an arbitration hereunder, including to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which the relevant Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
     Section 9.6. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.
     Section 9.7. Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.
ARTICLE X
INSURANCE
     Section 10.1. Policies and Rights Included Within Assets. (a) The ITT Retained Assets shall include any and all rights of an additional named insured under Policies where ITT is an additional named insured, subject to the terms of such Policies and any limitations or obligations of ITT contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the ITT Retained Business or, to the extent any claim is made against ITT or any of its Subsidiaries, the conduct of the Water Business or the Defense Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this Section 10.1 shall be deemed to constitute (or to reflect) an assignment of such Policies by ITT.
     (b) The Defense Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 10.9 and 10.10 and to the terms of such Company Policies and any limitations or obligations of Exelis contemplated by this Article X or Schedule 10.1, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Defense Business or, to the extent any claim is made against Exelis or any of its Subsidiaries, the conduct of the ITT Retained Business or the Water Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to Exelis.
     (c) The Water Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 10.9 and 10.10 and to the terms of such Company Policies and any limitations or obligations of Xylem contemplated by this Article X or Schedule 10.1, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Water Business or, to the extent any claim is made against Xylem or any of its

Subsidiaries, the conduct of the ITT Retained Business or the Defense Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to Xylem.
     Section 10.2. Post-Effective Time Claims. (a) If, subsequent to the Effective Time, any person shall assert a claim against Exelis or any of its Subsidiaries (including where Exelis or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Defense Business or, to the extent any claim is made against Exelis or any of its Subsidiaries (including where Exelis or its Subsidiaries are joint defendants with other persons), the conduct of the ITT Retained Business or the Water Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, ITT shall, at the time such claim is asserted, be deemed to designate, without need of further documentation, Exelis as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to confer, without need of further documentation, but subject to Section 10.10, upon Exelis any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 10.2(a) shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to Exelis.
     (b) If, subsequent to the Effective Time, any person shall assert a claim against Xylem or any of its Subsidiaries (including where Xylem or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Water Business or, to the extent any claim is made against Xylem or any of its Subsidiaries (including where Xylem or its Subsidiaries are joint defendants with other persons), the conduct of the ITT Retained Business or the Defense Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, ITT shall, at the time such claim is asserted, be deemed to designate, without need of further documentation, Xylem as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to confer, without need of further documentation, but subject to Section 10.10, upon Xylem any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 10.2(b) shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to Xylem.
     Section 10.3. Administration; Other Matters. (a) Administration. Subject to Section 10.10, from and after the Effective Time, each Party shall be responsible for Claims Administration under Company Policies with respect to its respective Insured Claims; provided, however, that each of Exelis and Xylem shall provide prompt notice to ITT of any claims submitted by them or by their respective Subsidiaries under the Company Policies and of any Insurance Proceeds related thereto. Each Party shall administer and pay any costs relating to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Policies, shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies. ITT shall, with the consent of the other Parties (not to be unreasonably withheld or delayed), have the sole right to commute or otherwise terminate any Company Policies.
     (b) Liability Limitation. ITT, Exelis and Xylem shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of ITT, Exelis or Xylem, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by ITT, Exelis or Xylem or any defect in such claim or its processing.
     (c) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.
     (d) Nuclear Policies. ITT shall provide 90 days’ written notice to Exelis and Xylem of its intention not to maintain in full force and effect the Company Policies identified as Nuclear Energy Liability Insurance on Schedule 10.1 (the “Nuclear Policies”). Within 60 days of receipt of such notice, Exelis and Xylem, either individually or collectively, may, by written notice to ITT, direct ITT to use commercially reasonable efforts to maintain the Nuclear Policies; provided, that Exelis and/or Xylem, as the case may be, shall pay the full premium for the Nuclear Policies; and, provided further, that ITT shall have no obligation to commence a litigation against one or more insurers in order to maintain the Nuclear Policies.
     Section 10.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 10.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.
     Section 10.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by any Party (or all of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, all Parties may join in any such Action and be represented by joint counsel and all Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 10.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.
     Section 10.6. Directors and Officers Liability Insurance; Fiduciary Liability Insurance; Employment Practices Liability Insurance; Employed Lawyers Liability Insurance. ITT agrees that, from and after the Distribution Date to the sixth anniversary of the Effective Time, it will maintain in full force and effect the Company Policies identified as Directors & Officers Liability Insurance, Excess Directors & Officers Liability Insurance, Fiduciary Liability Insurance, Employed Practices Liability Insurance and Employed Lawyers Liability Insurance on Schedule 10.1 (or, through the purchase of extended discovery, the full benefits and coverage of such Company Policies) and shall not amend the terms of such Policies in a manner adverse to any persons covered by such insurance. The provisions of this Section 10.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Company Policies referenced in the preceding sentence.

     Section 10.7. No Coverage for Post-Effective Occurrences. Each of Exelis and Xylem, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Effective Time.
     Section 10.8. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where ITT is an additional named insured).
     Section 10.9. Excluded Policies. Each of Exelis and Xylem, on behalf of itself and its Subsidiaries, disclaims any rights that it otherwise may have under the Excluded Policies and agrees not to submit any claim or to pursue any recovery under any Excluded Policy, it being understood that the Excluded Policies are for the sole benefit of ITT.
     Section 10.10. ITT as General Agent and Attorney-In-Fact. Notwithstanding anything to the contrary contained herein, ITT remains the owner and holder of all rights and claims in and to the Company Policies. Should the provisions of Sections 10.1 and 10.2 as they pertain to Exelis and/or Xylem be challenged and/or fail of their purpose, ITT shall act as agent and attorney-in-fact for Exelis and Xylem and thereby effectuate, on behalf of Exelis and Xylem, the provisions of Sections 10.2(a) and 10.2(b) of this Agreement, provided that, Exelis or Xylem, as the case may be, shall pay ITT’s reasonable out of pocket costs relating thereto.
     Section 10.11. Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Company Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of ITT, Exelis and Xylem shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Company Policies, each of ITT, Exelis and Xylem shall be entitled to receive its Applicable Percentage of such cancellation premium credits.
ARTICLE XI
MISCELLANEOUS
     Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Specified Ancillary Agreement or Continuing Arrangement, such Specified Ancillary Agreement or Continuing Arrangement shall control and (b) this Agreement and any Ancillary Agreement which is not not a Specified Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such Ancillary Agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

     Section 11.2. Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
     Section 11.3. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.
     Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
     Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.3, or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Plan of Separation and the transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as a result of the Plan of Separation, including expenses set forth on Schedule 11.5, and excluding the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) (collectively, “Separation Expenses”) shall (A) to the extent set forth on Schedule 11.5, be paid by ITT and (B) otherwise, be paid by the Party generating and/or incurring such expenses. For the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreements, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date in connection with the Plan of Separation, including any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents filed following the Distribution Date in connection with the Plan of Separation (including, printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE following the Distribution.
     Section 11.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):
     To ITT:
ITT Corporation
1133 Westchester Avenue, Suite 3000
White Plains, NY 10604
Attn: General Counsel
Facsimile: (914) 696-2970

     To Exelis:
Exelis Inc.
1650 Tysons Boulevard, Suite 1700
McLean, VA 22102
Attn: General Counsel
Facsimile: [•]
     To Xylem:
Xylem Inc.
1133 Westchester Avenue, Suite 2000
White Plains, NY 10604
Attn: General Counsel
Facsimile: [•]
     Section 11.7. Waivers. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).
     Section 11.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement.
     Section 11.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
     Section 11.10. Termination and Amendment. This Agreement (including Article VII hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of ITT without the approval of Exelis, Xylem or the shareholders of ITT. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by ITT, Exelis and Xylem.
     Section 11.11. Payment Terms.
     (a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
     (b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
     Section 11.12. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Articles VI and VII).
     Section 11.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
     Section 11.14. Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
     Section 11.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 11.16. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Defense Group, ITT Group or Water Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Defense Group, ITT Group or Water Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
     Section 11.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York; provided that the Indiana Business Corporation Law, including the provisions thereof governing the fiduciary duties of directors of a Indiana corporation, shall govern, as applicable, the internal affairs of ITT, Exelis and Xylem, as the case may be.
     Section 11.18. Consent to Jurisdiction. Subject to the provisions of Article IX hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 11.19. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.
     Section 11.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 11.21. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
     Section 11.22. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
     Section 11.23. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.5; Article VI; Section 7.2; Section 7.3; Section 7.4; and Section 7.5).

     Section 11.24. Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 11.11) by: (i) Exelis or Xylem to ITT shall be treated for all Tax purposes as a distribution by Exelis or Xylem, as applicable, to ITT with respect to stock of Exelis or Xylem, as applicable, occurring after Exelis and Xylem, as applicable, is directly owned by ITT and immediately before the applicable Distribution; (ii) ITT to Exelis or Xylem shall be treated for all Tax purposes as a tax-free contribution by ITT to Exelis or Xylem, as applicable, with respect to its stock occurring after Exelis or Xylem, as applicable, is directly owned by ITT and immediately before the applicable Distribution; (iii) Exelis or Xylem to Xylem or Exelis, respectively, shall be treated for all Tax purposes as a distribution by the first Party to ITT with respect to stock of such Party occurring after such Party is directly owned by ITT and immediately before the applicable Distribution followed by a tax-free contribution by ITT to the second Party with respect to its stock occurring after such Party is directly owned by ITT and immediately before the applicable Distribution; and in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a Taxing Authority (as defined in the Tax Matters Agreement) asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.
     Section 11.25. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     Section 11.26. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities among ITT, Exelis and Xylem and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-a-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of ITT, Exelis or Xylem.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ITT CORPORATION
By:
Name:
Title:

EXELIS INC.
By:
Name:
Title:

XYLEM INC.
By:
Name:
Title: